                                                                     EXHIBIT 2.2





                                                                  EXECUTION COPY


                     SHARE EXCHANGE RELATIONSHIP AGREEMENT


                                     AMONG


                          MICROSOFT HOLDINGS V, INC.,
                             MICROSOFT CORPORATION,
                              ITOCHU CORPORATION,
                              TOSHIBA CORPORATION,
                              SUMITOMO CORPORATION
                             LIBERTY JUPITER, INC.,
                              LIBERTY JAPAN, INC.,
                                      AND
                           LIBERTY MEDIA CORPORATION.



                                                             DATED JUNE 27, 2000

                               TABLE OF CONTENTS

RECITAL......................................................................  1

ARTICLE I CERTAIN DEFINITIONS................................................  2

 1.1  Specific Definitions...................................................  2
 1.2  Other Definitional Provisions..........................................  9
 1.3  Treatment of Certain Shares of TITUS...................................  9
 1.4  Covenants to Cause TITUS or Jupiter to Take Actions....................  9

ARTICLE II CLOSING........................................................... 10

 2.1  Time and Place of Closing.............................................. 10
 2.2  Deliveries by TITUS Shareholder........................................ 10
 2.3  Deliveries by Jupiter Shareholder...................................... 11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TITUS
SHAREHOLDERS................................................................. 11

 3.1  Corporate Organization of TITUS Shareholders........................... 11
 3.2  Authority Relative to this Agreement and the Transaction Documents..... 11
 3.3  Consents and Approvals; No Violations.................................. 13
 3.4  Shares of TITUS Capital Stock.......................................... 14
 3.5  Capitalization of TITUS; Dividends..................................... 15
 3.6  Finders' Fees.......................................................... 16
 3.7  Corporate Organization of TITUS; Authority............................. 16
 3.8  No Violations of Obligations........................................... 16
 3.9  TITUS Subsidiaries..................................................... 17
 3.10 Financial Statements................................................... 17
 3.11 Absence of Changes..................................................... 17
 3.12 Compliance with Law; Government Licenses............................... 18
 3.13 No Undisclosed Liabilities............................................. 18
 3.14 Litigation............................................................. 18
 3.15 Taxes.................................................................. 19
 3.16 Contracts.............................................................. 19
 3.17 Properties; Title to Properties........................................ 19
 3.18 Intellectual Property.................................................. 20
 3.19 Employee Benefits...................................................... 20
 3.20 Sufficiency of the Assets.............................................. 20
 3.21 Rights to Provide Service.............................................. 20
 3.22 Environmental Matters.................................................. 21
 3.23 Cable Systems and Subscribers.......................................... 21
 3.24 Hart-Scott-Rodino...................................................... 22
 3.25 No Other Representations or Warranties................................. 23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF JUPITER SHAREHOLDERS........................  23

     4.1   Corporate Organization of Sumitomo and the Liberty Group......................  23
     4.2   Authority Relative to this Agreement and the Transaction Documents............  23
     4.3   Consents and Approvals; No Violations.........................................  24
     4.4   Shares of Jupiter Common Stock................................................  25
     4.5   Capitalization of Jupiter; Dividends..........................................  26
     4.6   Finders' Fees.................................................................  26
     4.7   Corporate Organization of Jupiter; Authority..................................  26
     4.8   No Violations of Obligations..................................................  27
     4.9   Jupiter Subsidiaries..........................................................  27
     4.10  Financial Statements..........................................................  28
     4.11  Absence of Changes............................................................  28
     4.12  Compliance with Law; Government Licenses......................................  28
     4.13  No Undisclosed Liabilities....................................................  29
     4.14  Litigation....................................................................  29
     4.15  Taxes.........................................................................  29
     4.16  Contracts.....................................................................  30
     4.17  Properties; Title to Properties...............................................  30
     4.18  Intellectual Property.........................................................  31
     4.19  Employee Benefits.............................................................  31
     4.20  Sufficiency of the Assets.....................................................  31
     4.21  Rights to Provide Service.....................................................  31
     4.22  Environmental Matters.........................................................  31
     4.23  Cable Systems and Subscribers.................................................  32
     4.24  Hart-Scott-Rodino.............................................................  33
     4.25  Technology....................................................................  33
     4.26  Reorganization................................................................  34
     4.27  No Other Representations or Warranties........................................  35


ARTICLE V COVENANTS OF THE PARTIES.......................................................  35

     5.1   Conduct of TITUS..............................................................  35
     5.2   Conduct of Jupiter............................................................  36
     5.3   Access to Information.........................................................  38
     5.4   Consents and Approvals........................................................  38
     5.5   Filings.......................................................................  38
     5.6   Efforts to Consummate.........................................................  39
     5.7   Transaction Documents.........................................................  39
     5.8   Termination of Agreements.....................................................  39
     5.9   Jupiter Shareholders Agreement................................................  39
     5.10  Initial Public Offering.......................................................  39
     5.11  Employees; Management.........................................................  39

 5.12   Business Plan.......................................................... 40
 5.13   No Sales of Capital Stock.............................................. 40
 5.14   Conversion............................................................. 41
 5.15   Shareholders Meetings.................................................. 41
 5.16   Extensions of Share Exchange Agreement................................. 42
 5.17   Further Assurances..................................................... 42

ARTICLE VI CONDITIONS TO PERMIT SHARE EXCHANGE................................. 42

 6.1    Conditions of Microsoft, Sumitomo and Liberty Media.................... 42
 6.2    Conditions of the Jupiter Shareholders................................. 43
 6.3    Conditions of the TITUS Shareholders................................... 44

ARTICLE VII INDEMNIFICATION AND RELATED MATTERS................................ 45

 7.1    Survival............................................................... 45
 7.2    Indemnification........................................................ 45
 7.3    Limitations on Indemnification......................................... 45
 7.4    Indemnification Procedures............................................. 46
 7.5    Computation of Losses.................................................. 48
 7.6    Mitigation of Damages.................................................. 48

ARTICLE VIII TERMINATION....................................................... 48

 8.1    Termination............................................................ 48
 8.2    Procedure and Effect of Termination.................................... 49

ARTICLE IX MISCELLANEOUS PROVISIONS............................................ 49

 9.1    Amendment and Modification............................................. 49
 9.2    Extension; Waiver...................................................... 49
 9.3    Entire Agreement; Assignment........................................... 50
 9.4    Severability........................................................... 50
 9.5    Notices................................................................ 50
 9.6    GOVERNING LAW.......................................................... 53
 9.7    Mediation; Arbitration................................................. 53
 9.8    Publicity.............................................................. 54
 9.9    Descriptive Headings................................................... 54
 9.10   Counterparts........................................................... 54
 9.11   Fees and Expenses...................................................... 54
 9.12   Parties in Interest.................................................... 54
 9.13   Guarantees............................................................. 55
 9.14   Liberty Media.......................................................... 55

Annex A.........................................................................  i
Annex B......................................................................... ii
Annex C.........................................................................iii
Annex D......................................................................... iv
Annex E.........................................................................  v
Annex F......................................................................... vi
Annex G.........................................................................vii

                     SHARE EXCHANGE RELATIONSHIP AGREEMENT

     This SHARE EXCHANGE RELATIONSHIP AGREEMENT (the "AGREEMENT") is entered into as of June 27, 2000, among Microsoft Holdings V, Inc., a Nevada corporation (together with its successors and permitted assigns, "MICROSOFT"), Itochu Corporation, a company organized under the laws of Japan (together with its successors and permitted assigns, "ITOCHU"), Toshiba Corporation, a company organized under the laws of Japan (together with its successors and permitted assigns, "TOSHIBA") (Microsoft, Itochu and Toshiba are referred to herein collectively as the "TITUS SHAREHOLDERS"), Sumitomo Corporation, a company organized under the laws of Japan (together with its successors and permitted assigns, "SUMITOMO"), Liberty Jupiter, Inc., a Delaware corporation ("LJ"), Liberty Japan, Inc., a Delaware corporation ("LIBERTY JAPAN") (LJ and Liberty Japan together with their respective successors and permitted assigns are referred to herein collectively as, "LIBERTY MEDIA") Sumitomo and Liberty Media are referred to herein collectively as the "JUPITER SHAREHOLDERS"), solely for purposes of Section 5.11 and 9.13, Liberty Media Corporation, a Delaware corporation and the Parent of Liberty Media ("LMC"), Microsoft Corporation, a Washington corporation and the Parent of Microsoft ("MICROSOFT CORP.").

                                    RECITALS

     WHEREAS, the TITUS Shareholders own on a fully diluted basis 97%, and by virtue of Section 1.3 are deemed to own all, of the shares of capital stock of TITUS Communications Corporation, a corporation organized under the laws of Japan ("TITUS");

     WHEREAS, the Jupiter Shareholders are the owners of all of the shares of capital stock of Jupiter Telecommunications Co., Ltd., a corporation organized under the laws of Japan ("JUPITER");

     WHEREAS, the TITUS Shareholders desire to cause TITUS to be transferred to Jupiter, and the Jupiter Shareholders wish to cause Jupiter to become the owner of all the issued and outstanding shares of capital stock of TITUS; and

     WHEREAS, the TITUS Shareholders and the Jupiter Shareholders are causing TITUS and Jupiter concurrently herewith to enter into a Stock-for-Stock Exchange Agreement in the form set forth as ANNEX A hereto (the "SHARE EXCHANGE AGREEMENT"), which provides for a stock for stock exchange transaction between TITUS and Jupiter pursuant to the Japanese Commercial Code on the terms and conditions set forth in the Share Exchange Agreement (the "SHARE EXCHANGE").

     NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.1 SPECIFIC DEFINITIONS. In addition to those terms defined in the text, for purposes of this Agreement, the following terms shall have the meanings set forth below:

     "AFFILIATE" means, when used with respect to any Person, each other Person in which the Parent of such Person directly or indirectly (i) owns Equity Securities of such other Person entitling it to cast 50% or more of the total votes entitled to be cast generally for the election of directors (or persons having a similar position) of such other Person by all of the holders of such Equity Securities or (ii) otherwise has the power to control or direct the management of such other Person.

     "AGREEMENT" has the meaning set forth in the Preamble.

     "ATTRIBUTABLE DEBT" means, when used with respect to any Person, the sum of (i) the amount of Indebtedness of such Person and (ii) the amount of Indebtedness of each other Person in which such Person or any of its Affiliates has any direct or indirect equity interest multiplied by the percentage equity interest of such Person or Affiliate in such other Person.

     "BANKRUPTCY AND EQUITY EXCEPTION" has the meaning set forth in Section 3.2(a).

     "BASKET" has the meaning set forth in Section 7.3(a).

     "BUSINESS DAY" means a day other than a Saturday or Sunday on which banks are open for business both in New York, New York and Tokyo, Japan.

     "CABLE SUBSCRIBER" means, when used with respect to any Franchise System, a customer that as of the date of measurement is being billed for cable television provided by such Franchise System.

     "CLAIM NOTICE" has the meaning set forth in Section 7.4(a).

     "CLOSING DATE" has the meaning set forth in Section 2.1.

     "CLOSING" has the meaning set forth in Section 2.1.

     "CODE" means the U.S. Internal Revenue Code.

     "CONSENT" means a consent, waiver, approval, authorization, registration or permit whether from a Governmental Entity or otherwise.

     "CONVERSION" has the meaning set forth in Section 5.14.

     "EMPLOYEE BENEFIT PLAN" means any written employment, severance or similar contract, arrangement or any policy or a plan or arrangement providing for severance, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension, retirement or medical benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that are maintained or contributed to (or previously contributed to) for the benefit of any Employee.

     "EMPLOYEE" means any current or former employee of TITUS or Jupiter or any of their respective Subsidiaries or any Person seconded to any of the foregoing, as the context requires.

     "ENCUMBRANCE" means a claim, lien, encumbrance, easement, security interest, charge or restriction on transfer of any nature whatsoever and, additionally in respect of shares of capital stock, any voting agreement or proxy.

     "ENVIRONMENTAL LAW" means any Law, now in effect, related to (x) the protection of human health or the environment (including air, water vapor, surface water, groundwater, drinking water supply, and surface or subsurface land), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance including, without limitation, the Labor Safety and Sanitation Law, the Labor Safety Regulations, the Regulations for Prevention of Sickness from Specific Chemical Substance, Etc., the Law Concerning the Disposal and Clean-up of Waste Products, and the Air Pollution Prevention Law. "Environmental Permit" means any permit, license, franchise, certificate, approval and other authorization of any Governmental Entity required by any Environmental Law.

     "EQUITY SECURITIES" means, when used with respect to any Person, any shares of capital stock of, or other equity interest in, such Person that entitle the holder to vote generally for the election of directors (or persons having a similar position) of such Person.

     "FRANCHISE" means a franchise granted or issued by a Governmental Authority that permits the delivery of cable television, Internet or telephony services through cable to customers in Japan.

     "FRANCHISE HOMES" means, when used with respect to any Franchise System, the total number of Homes within the geographic area covered by the Franchise under which such Franchise System operates based on census data as of the date on which the Franchise was granted.

     "FRANCHISE SYSTEMS" means, when used with respect to any Person, all cable delivery systems that deliver cable television, Internet or telephony services in Japan pursuant to a Franchise and in which such Person or any other of its Affiliates have any direct or indirect equity interest.

     "FULLY DILUTED PERCENTAGE" means, with respect to each TITUS Shareholder, a fraction (A) the numerator of which is equal to the sum of (x) the number of shares of TITUS Common Stock owned by such TITUS Shareholder and (y) the product obtained by multiplying (a) the number of shares of TITUS Convertible Preferred Stock owned by such TITUS Shareholder and (b) 1875 and (B) the denominator of which is equal to the sum of (a) the number of shares of TITUS Common Stock issued and outstanding and (b) the product obtained by multiplying the number of shares of TITUS Convertible Preferred Stock issued and outstanding and 1875, in each case as of the date of measurement.

     "GOVERNMENTAL ENTITY" means a governmental or regulatory authority, agency or commission, including courts of competent jurisdiction.

     "HAZARDOUS SUBSTANCES" means any substance, material, pollutant, contaminant or waste that is listed, defined, designated or classified as hazardous or toxic under applicable Laws or is otherwise regulated pursuant to Law, including any petroleum, its derivatives, by-products and other hydrocarbons.

     "HOME" means a single family home, condominium, apartment, dormitory or other dwelling unit in which an individual or family normally resides. If a building has multiple dwelling units, each unit is a Home. Rooms in hotels, hospitals or other dwelling units where an individual resides on a temporary basis are not considered Homes for the purpose of this definition.

     "HOMES PASSED" means, when used with respect to any Franchise System, the number of Homes and business address within the geographic area covered by the Franchise under which such Franchise System operates that are passed by cables of the Franchise System whether or not such Homes actually subscribe to the cable services supplied by such Franchise System.

     "HOMES PASSED BY HFC" mean, with respect to any Franchise System, the number of Homes and business addresses within the geographic area covered by the Franchise under which such Franchise System operates that are passed by hybrid fiber coaxial cables of the Franchise System, whether or not such Homes or business addresses actually subscribe to the cable services supplied by such Franchise System.

     "INDEBTEDNESS" means, as to any Person (i) any indebtedness (including principal, interest, fees and charges) of such Person for money borrowed or for the deferred purchase price of property or services and any obligation for the payment of money, (ii) the available amount of all letters of credit issued for the account of such Person, (iii) all liabilities secured by any lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, and (iv) any obligation of such Person guaranteeing or securing or intended to guarantee or secure any Indebtedness leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly, provided, however, that Indebtedness shall not include any amounts required to be capitalized under leases under which such Person is the lessee.

      "INDEMNIFIED PARTY" has the meaning set forth in Section 7.4(a).

      "INDEMNIFYING PARTY" has the meaning set forth in Section 7.4(a).

      "INTERNET SUBSCRIBER" means, when used with respect to any Franchise System, a customer of that Franchise System that as of the date of measurement being billed for Internet service provided by such Franchise System.

      "ITOCHU" has the meaning set forth in the Preamble.

      "JAPANESE GAAP" means generally accepted accounting principles in Japan.

      "JUPITER" has the meaning set forth in the Recitals.

      "JUPITER AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheet of Jupiter and the related audited consolidated statements of operations, shareholders, equity and cash flows of Jupiter (including any related notes) as of and for the fiscal years ended December 31, 1999 and December 31, 1998 in conformity with US GAAP, and the audited non-consolidated financial statements including balance sheets, income statement, loss disposition proposal and business report of Jupiter as of and for the fiscal year ended December 31, 1999 and December 31, 1998 in conformity with Japanese GAAP.

      "JUPITER BUDGET" means the budget of Jupiter for the twelve months ending December 31, 2000 as set forth in ANNEX B.

      "JUPITER COMMON STOCK" means the common stock, with no par value, of Jupiter, that will be converted from common stock, par value of 50,000 yen per share, of Jupiter prior to closing.

      "JUPITER DISCLOSURE SCHEDULE" means the Disclosure Schedule, dated the date hereof, delivered by the Jupiter Shareholders to the TITUS Shareholders.

      "JUPITER EMPLOYEE PLAN" has the meaning set forth in Section 4.19(a).

      "JUPITER FINANCIAL STATEMENTS" means the Jupiter Audited Financial Statements and the Jupiter Unaudited Financial Statements.

      "JUPITER FRANCHISE SYSTEMS" has the meaning set forth in Section 4.23(a).

      "JUPITER FRANCHISES" has the meaning set forth in Section 4.23(c).

      "JUPITER ORGANIZATIONAL DOCUMENTS" means all governing documents of Jupiter and its Subsidiaries, including their articles of incorporation and any agreements among any of their shareholders that survive the Closing.

      "JUPITER REVENUES" means, as of any date of measurement, the product of
(a) the revenues of the Jupiter Franchise Systems for most recently ended three month period based on management accounts (excluding compensation or poor reception revenues) determined on a basis consistent with the Jupiter Audited Financial Statements and in accordance with US GAAP and (b) four.

      "JUPITER SHAREHOLDERS INDEMNIFIED PARTIES" has the meaning set forth in
Section 7.2(a).

      "JUPITER SHAREHOLDERS MEETING" has the meaning set forth in Section
5.15(b).

      "JUPITER SHAREHOLDERS" has the meaning set forth in the Preamble.

      "JUPITER UNAUDITED FINANCIAL STATEMENTS" means the unaudited non-consolidated balance sheet of Jupiter and the related unaudited non-consolidated statements of operations, shareholders equity and cash flows of Jupiter as of and for the three months ended March 31, 2000.

      "LAW" means an applicable principle of common law, and any statute, ordinance, rule, regulation, code or other law, or any order, judgment, injunction or decree, promulgated, issued, adjudged or decreed by the applicable Governmental Entity.

      "LIBERTY GROUP" shall mean collectively Liberty Japan, LJ and LMC.

      "LIBERTY JAPAN" has the meaning set forth in the Preamble.

      "LIBERTY MEDIA" has the meaning set forth in the Preamble.

      "LIMIT" has the meaning set forth in Section 7.3(b).

      "LJ" has the meaning set forth in the Preamble.

      "LMC" has the meaning set forth in the Preamble.

      "LOSS" has the meaning set forth in Section 7.2(a).

      "LOSSES" has the meaning set forth in Section 7.2(a).

      "MATERIAL ADVERSE EFFECT" means, when used with respect to any Person, any material adverse effect on the business, assets, liabilities, financial condition or results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall exclude any effect after the date hereof due to the (i) execution and performance of this Agreement, (ii) general economic conditions in Japan or (iii) conditions in the cable television industry in Japan that affect other companies providing cable television service in a manner and to an extent similar to their effect on such Person.

      "MICROSOFT CORP." has the meaning set forth in the Preamble.

      "MICROSOFT" has the meaning set forth in the Preamble.

     "MPT" has the meaning set forth in Section 3.21.

     "NEW JUPITER SHAREHOLDERS AGREEMENT" means the agreement substantially in the form attached hereto as ANNEX C, and to be executed by and among the parties specified therein.

     "NOTICE PERIOD" has the meaning set forth in Section 7.4(a).

     "OBLIGATION" means an indenture, mortgage, note, bond, license, government registration, contract, lease, agreement or other instrument.

     "ORDER" means an order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation.

     "PARENT" means with respect to (i) Sumitomo, Sumitomo, (ii) Microsoft, Microsoft Corp., (iii) Toshiba, Toshiba, (iv) Itochu, Itochu, (v) Liberty Media, LMC, (vi) Jupiter, Jupiter and (vii) TITUS, TITUS.

     "PERSON" means any individual, corporation, limited liability company, partnership, trust or other entity of whatever nature.

     "PREFERRED STOCK AGREEMENT" means the Preferred Stock Agreement, dated June 30, 1999, by and among MediaOne International Holdings, Inc., Itochu, Toshiba, and TITUS, as amended on April 7, 2000 to add Microsoft, and to delete MediaOne International Holdings, Inc. as a party thereto.

     "RETURNS" means all applicable Japanese national income and other material tax returns and statements.

     "SCHEDULE 8 AGREEMENTS" means the agreements defined as such in the TITUS Shareholders Agreement.

     "SHARE EXCHANGE" has the meaning set forth in the Recitals.

     "SHARE EXCHANGE AGREEMENT" has the meaning set forth in the Recitals.

     "SUBSCRIBERS" means, with respect to any Franchise System, the aggregate Cable Subscribers, Internet Subscribers and Telephone Subscribers of that Franchise System as of the date of measurement.

     "SUBSIDIARY" means, when used with respect to any Person, each other Person in which such Person directly or indirectly owns Equity Securities of such other Person entitling it to cast 50% or more of the total votes entitled to be cast generally for the election of directors (or Persons having a similar position) of such other Person.

     "SUMITOMO" has the meaning set forth in the Preamble.

            "TELEPHONE SUBSCRIBER" means, when used with respect to any Franchise System, a customer that as of the date of measurement is being billed for telephone services provided by such Franchise System.

            "TITUS" has the meaning set forth in the Recitals.

            "TITUS AUDITED FINANCIAL STATEMENTS" means the audited consolidated balance sheet of TITUS and the related audited consolidated statements of operations, shareholders equity and cash flows of TITUS (including any related notes) as of and for the fiscal years ended March 31, 2000 and March 31, 1999 in conformity with US GAAP, and the audited non-consolidated financial statements including balance sheets, income statement, loss disposition proposal and business report of TITUS as of and for the fiscal year ended March 31, 2000 and March 31, 1999 in conformity with Japanese GAAP.

            "TITUS BUDGET" means the budget of TITUS for the twelve months ending on March 31, 2001 set forth in ANNEX D.

            "TITUS COMMON STOCK" means the common stock, both with a par value of Yen 50,000 per share and without par value, of TITUS.

            "TITUS CONVERTIBLE PREFERRED STOCK" means the Convertible Preferred Stock, par value Yen 50,000 per share, of TITUS.

            "TITUS DISCLOSURE SCHEDULE" means the disclosure schedule, dated the date hereof, delivered by the TITUS Shareholders to the Jupiter Shareholders.

            "TITUS EMPLOYEE PLAN" has the meaning set forth in Section 3.19(a).

            "TITUS FRANCHISE" has the meaning set forth in Section 3.23(c).

            "TITUS FRANCHISE SYSTEMS" has the meaning set forth in Section 3.23(a).

            "TITUS ORGANIZATIONAL DOCUMENTS" means all governing documents of TITUS and its Subsidiaries, including their articles of incorporation and any agreements among any of their shareholders that will survive the Closing.

            "TITUS REVENUES" means, as of any date of measurement, the product of (a) the revenues of the TITUS Franchise System for most recently ended three month period based on management accounts (excluding compensation or poor reception revenues) determined on a basis consistent with the TITUS Audited Financial Statements and in accordance with US GAAP and (b) four.

            "TITUS SHAREHOLDER INDEMNIFIED PARTIES" has the meaning set forth in Section 7.2(a).

            "TITUS SHAREHOLDERS" has the meaning set forth in the Preamble.

     "TITUS SHAREHOLDERS AGREEMENT" means the Shareholders' Agreement dated June 30, 1999 by and among MediaOne International Holdings, Inc., Itochu, Toshiba and TITUS, as provided to Jupiter Shareholders, as amended by the Adherence Agreement, by and among Microsoft, Itochu, Toshiba, TITUS and MediaOne International Holdings, Inc., and dated as of April 7, 2000.

     "TITUS SHAREHOLDERS MEETING" has the meaning set forth in Section 5.15(a).

     "TOSHIBA" has the meaning set forth in the Preamble.

     "TRANSACTION DOCUMENTS" shall mean (i) the Share Exchange Agreement (ii) the New Jupiter Shareholders Agreement and (iii) each other agreement or instrument delivered by the Jupiter Shareholders of the TITUS Shareholders, or any combination of them, contemporaneously with or pursuant to this Agreement.

     "US GAAP" means U.S. generally accepted accounting principles.

     1.2  OTHER DEFINITIONAL PROVISIONS.

     (a) The words "HEREOF", "HEREIN", and "HEREUNDER" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c)  The terms "YEN" and [yen symbol] shall mean Japanese Yen.

     (d)  The term "DOLLARS" and "$" shall mean United States Dollars.

     (e) All references herein to the "transaction contemplated hereby" shall be deemed to include the Share Exchange.

     1.3  TREATMENT OF CERTAIN SHARES OF TITUS.

     The parties acknowledge that prior to the date of this Agreement, Microsoft has agreed to transfer to Lee Daniels 36,596 shares of TITUS Common Stock and the parties agree that for all purposes of this Agreement (i) such shares shall be deemed to be owned beneficially and of record by Microsoft,
(ii) Microsoft shall have all rights, privileges and obligations in respect of such shares and (iii) the agreements between Microsoft and Lee Daniels attached as ANNEX E shall not be deemed to be Encumbrances.

     1.4  COVENANTS TO CAUSE TITUS OR JUPITER TO TAKE ACTIONS.

    (a) The parties agree that any covenant herein by a TITUS Shareholder to cause TITUS to take or refrain from taking any action shall only require such TITUS Shareholder to exercise all rights which it has as a holder of TITUS Common Stock or TITUS

Convertible Preferred Stock or under the TITUS Shareholder Agreement to cause TITUS to take or refrain from taking such action and such TITUS Shareholder shall not have any liability if TITUS fails to take or refrain from taking such action except to the extent such failure is attributable to its breach of such obligation. In no event shall any TITUS Shareholder be liable for any failure by any other TITUS Shareholder to comply with its obligations in respect of any such covenant.

          (b) The parties agree that any covenant herein by a Jupiter Shareholder to cause Jupiter to take or refrain from taking any action shall only require such Jupiter Shareholder to exercise all rights which it has as a holder of Jupiter Common Stock or under the existing shareholder agreement between the Jupiter Shareholders to cause Jupiter to take or refrain from taking such action and such Jupiter Shareholder shall not have any liability if Jupiter fails to take or refrain from taking such action except to the extent such failure is attributable to its breach of such obligation. In no event shall any Jupiter Shareholder be liable for any failure by the other Jupiter Shareholder to comply with its obligations in respect of any such covenant.

                1.5   NO LIABILITY OF CERTAIN PERSONS

                Notwithstanding anything herein to the contrary, neither Jupiter, TITUS nor any of their respective directors, officers, employees or statutory auditors shall have any liability to any Person under or as a result of this Agreement.

                1.6   DISCLOSURE SCHEDULES

                A disclosure in any particular part of the TITUS Disclosure Schedule or the Jupiter Disclosure Schedule shall be deemed to be disclosed in other parts of such document to the extent that such disclosure could be reasonably expected to apply to such other parts.

                                   ARTICLE II

                                    CLOSING

                2.1   TIME AND PLACE OF CLOSING.

                Upon the terms and subject to the conditions contained in this Agreement, the closing in respect of the transactions contemplated by the Share Exchange Agreement (the "CLOSING") will take place at the principal offices of Sumitomo in Tokyo, Japan, at 10:00 P.M. (Tokyo time) on the day prior to the day specified in the Share Exchange Agreement as the day on which the Share Exchange will occur (as such date may be extended from time to time as provided in the Share Exchange Agreement), (the time and date of the Closing is referred to herein as the "CLOSING DATE").

                2.2   DELIVERIES BY TITUS SHAREHOLDER.

                (a) At the Closing, each TITUS Shareholder will deliver or cause to be delivered the following to the Jupiter Shareholders:

               (i) the certificates contemplated by Section 6.2(a) and (b) as applicable to such TITUS Shareholder; and

               (ii) the Transaction Documents to which such TITUS Shareholder is a party, duly executed by such TITUS Shareholder.

          2.3  DELIVERIES BY JUPITER SHAREHOLDER.

          (a) At the Closing, each Jupiter Shareholder will deliver or cause to be delivered to the TITUS Shareholders:

               (i) the certificates contemplated by Section 6.3(a) and (b) hereof as applicable to such Jupiter Shareholder; and

               (ii) the Transaction Documents to which such Jupiter Shareholder is a party, duly executed by such Jupiter Shareholder.


                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF TITUS SHAREHOLDERS

     A. Microsoft (as to Sections 3.1(a), 3.2(a), 3.3(a) and 3.4(a)), Itochu (as to Sections 3.1(b), 3.2(b), 3.3(b) and 3.4(b)), and Toshiba (as to Sections 3.1(c), 3.2(c), 3.3(c), and 3.4(c)) severally represent and warrant to the Jupiter Shareholders as of the date hereof and as of the Closing Date as follows:

          3.1  CORPORATE ORGANIZATION OF TITUS SHAREHOLDERS.

          (a) Microsoft and Microsoft Corp. each is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and each has all requisite corporate power and authority to own and operate its properties and assets and to conduct its business as is now being conducted.

          (b) Itochu is a corporation (kabushiki kaisha) duly organized and validly existing under the Laws of Japan and has all requisite corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted.

          (c) Toshiba is a corporation (kabushiki kaisha) duly organized and validly existing under the Laws of Japan and has all requisite corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted.

          3.2  AUTHORITY RELATIVE TO THIS AGREEMENT AND THE TRANSACTION
DOCUMENTS.

          (a) Microsoft and Microsoft Corp. each has all requisite corporate authority and power to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Microsoft and Microsoft Corp. of this Agreement and each Transaction Document to which it is a party and the consummation by each of Microsoft and Microsoft Corp. of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of Microsoft and Microsoft Corp. and no additional corporate action or approval is required in connection with the execution and delivery by Microsoft or Microsoft Corp. of this Agreement or the Transaction Documents to which it is a party or the performance by Microsoft or Microsoft Corp. of its obligations under this Agreement and each of the Transaction Documents to which it is a party. Each of this Agreement and the Transaction Documents to which Microsoft or Microsoft Corp. is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by Microsoft or Microsoft Corp., as the case may be, and, assuming the due authorization, execution and delivery by the other parties or party hereto and thereto, each of this Agreement and the Transaction Documents constitutes or, with respect to those Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of Microsoft and Microsoft Corp., enforceable against each of Microsoft and Microsoft Corp. in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION").

          (b) Itochu has all requisite corporate authority and power to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Itochu of this Agreement and each Transaction Document to which it is a party and the consummation by Itochu of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of Itochu and no additional corporate action or approval is required in connection with the execution and delivery by Itochu of this Agreement or the Transaction Documents to which it is a party or the performance by Itochu of its obligations under this Agreement and each of the Transaction Documents to which it is a party. Each of this Agreement and the Transaction Documents to which Itochu is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by Itochu and, assuming the due authorization, execution and delivery by the other parties or party hereto and thereto, each of this Agreement and the Transaction Documents constitutes or, with respect to those Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of Itochu, enforceable against Itochu in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

          (c) Toshiba has all requisite corporate authority and power to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Toshiba of this Agreement and each

Transaction Document to which it is a party and the consummation by Toshiba of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of Toshiba and no additional corporate action or approval is required in connection with the execution and delivery by Toshiba of this Agreement or the Transaction Documents to which it is a party or the performance by Toshiba by its obligations under this Agreement and each of the Transaction Documents to which it is a party. Each of this Agreement and the Transaction Documents to which Toshiba is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by Toshiba and, assuming the due authorization, execution and delivery by the other parties or party hereto and thereto, each of this Agreement and the Transaction Documents constitutes or, with respect to those Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of Toshiba, enforceable against Toshiba in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

     3.3  CONSENTS AND APPROVALS; NO VIOLATIONS.


     (a) Except as set forth in Schedule 3.3(a) of the TITUS Disclosure Schedule, neither the execution, delivery and performance by Microsoft or Microsoft Corp. of this Agreement and any of the Transaction Documents to which Microsoft or Microsoft Corp. is a party nor consummation of the transactions contemplated hereby or thereby by Microsoft or Microsoft Corp. will (i) conflict with or violate any provision of the certificate of incorporation or by-laws, or equivalent governance documents of Microsoft or Microsoft Corp., or the articles of incorporation of TITUS or any of its Subsidiaries or any agreements among the TITUS Shareholders with respect to TITUS, (ii) require any material Consent of, or filing with or notification to, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which Microsoft or Microsoft Corp. is a party or by which Microsoft or Microsoft Corp. or its respective properties or assets may be bound, (iv) violate any order of any Governmental Entity applicable to Microsoft, Microsoft Corp. or TITUS or (v) result in the creation of any Encumbrance against or with respect to the shares of TITUS Common Stock or TITUS Preferred Stock owned by Microsoft, except, in the case of clauses (ii), (iii) or (iv), for those consents, breaches, violations or creations that would not be reasonably likely to prevents or materially impair or delay the consummation of the transactions contemplated herein and that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on TITUS.

     (b) Except as set forth in Schedule 3.3(b) of the TITUS Disclosure Schedule, neither the execution, delivery and performance by Itochu of this Agreement and any of the Transaction Documents to which Itochu is a party nor consummation of the transactions contemplated hereby or thereby by Itochu will
(i) conflict with or violate any provision of the certificate of incorporation or equivalent governance documents of Itochu, or the articles of incorporation or bylaws of TITUS or any of its Subsidiaries or any agreements among the TITUS Shareholders with respect to TITUS, (ii) require any material Consent of, or filing with or notification to, any Government Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which Itochu is a party or by which Itochu or its properties or assets may be bound, (iv) violate any Order of any Governmental Entity applicable to Itochu or TITUS or (v) result in the creation of any Encumbrance against or with respect to the shares of TITUS Common
Stock owned by Itochu, except, in the case of clauses (ii), (iii) or (iv), for those consents, breaches, violations or creations that would not be reasonably likely to prevent or materially impair or delay the consummation of the transactions contemplated herein and that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on TITUS.

     (c) Except as set forth in Schedule 3.3(c) of the TITUS Disclosure Schedule, neither the execution, delivery and performance by Toshiba of this Agreement and any of the Transaction Documents to which Toshiba is a party nor consummation of the transactions contemplated hereby or thereby by Toshiba will (i) conflict with or violate any provision of the certificate of incorporation or equivalent governance documents of Toshiba, or the articles of incorporation or bylaws of TITUS or any of its Subsidiaries or any agreements among the TITUS Shareholders with respect to TITUS, (ii) require any material Consent of, or filing with or notification to, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any of the terms, conditions or provisions of any material obligation to which Toshiba is a party or by which Toshiba or its properties or assets may be bound, (iv) violate any Order of any Governmental Entity applicable to Toshiba or TITUS or
(v) result in the creation of any Encumbrance against or with respect to the shares of TITUS Common Stock owned by Toshiba, except, in the case of clauses
(ii), (iii) or (iv), for those consents, breaches, violations or creations that would not be reasonably likely to prevent or materially impair or delay the consummation of the transactions contemplated herein and that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on TITUS.

     3.4  SHARES OF TITUS CAPITAL STOCK.

     (a) Microsoft is the registered and beneficial owner of that number of shares of TITUS Common Stock and TITUS Convertible Preferred Stock set forth across from its name on Schedule 3.4(a) attached hereto and is not the registered and beneficial owner of any other Equity Securities of TITUS, and Microsoft has good and valid title to those shares of TITUS Common Stock, free and clear of all Encumbrances, except Encumbrances relating to the TITUS Common Stock arising out of or relating to the TITUS Shareholders Agreement. The number of such shares of TITUS Common Stock and TITUS Convertible Preferred Stock owned by Microsoft, when added together with the numbers of such shares owned by Itochu and Toshiba as set forth in Schedules 3.4(b) and (c), respectively, constitute all of the outstanding Equity Securities of TITUS. Microsoft has duly filed all United States Internal Revenue Service Forms 5471 with respect to TITUS required to be filed by or with respect to it and such forms were true, complete and accurate in all material respects when filed. Microsoft expects that, barring any unforeseen change in the conduct of TITUS's business, TITUS will not have, as of the Closing

Date, a material amount of Subpart F income for the taxable year of TITUS that includes the Closing Date. "Subpart F income" means any income required to be taken into account under Sections 951 through 964 of the United States Internal Revenue Code of 1986, as amended.

          (b) Itochu is the registered and beneficial owner of that number of shares of TITUS Common Stock set forth across from its name on Schedule 3.4(b) attached hereto, and Itochu has good and valid title to those shares, free and clear of all Encumbrances, except Encumbrances relating to the TITUS Common Stock arising out of or relating to the TITUS Shareholders Agreement. The number of shares of TITUS Common Stock and TITUS Convertible Preferred Stock owned by Itochu, when added together with the number of shares owned by Microsoft and Toshiba as set forth in Schedules 3.4(a) and (c), respectively, constitute all of the outstanding Equity Securities of TITUS as of the date hereof.

          (c) Toshiba is the registered and beneficial owner of that number of shares of TITUS Common Stock forth across from its name on Schedule 3.4(c) attached hereto, and Toshiba has good and valid title to those shares free and clear of all Encumbrances, except Encumbrances relating to the TITUS Common Stock arising out of or relating to the TITUS Shareholders Agreement. The number of shares of TITUS Common Stock owned by Toshiba, when added together with the number of shares of TITUS Common Stock and TITUS Convertible Preferred Stock owned by Microsoft and Itochu as set forth in Schedules 3.4(a) and (b), respectively, constitute all of the outstanding Equity Securities of TITUS as of the date hereof.

     B. Each of the TITUS Shareholders hereby severally represents and warrants to Jupiter Shareholders as of the date hereof and as of the Closing Date as follows:

          3.5  CAPITALIZATION OF TITUS; DIVIDENDS.

          (a) As of the date of this Agreement, the authorized capital stock of TITUS consists of (i) 1,244 shares of TITUS Convertible Preferred Stock of which 325 shares are issued and outstanding and (ii) 1,940,756 shares of TITUS Common Stock of which 610,500 are issued and outstanding. All of the issued and outstanding shares of capital stock of TITUS are duly authorized, validly issued and fully paid and were issued in compliance with all applicable Japanese Laws and not in violation of any preemptive rights and are owned by the TITUS Shareholders. Except for the TITUS Convertible Preferred Stock outstanding on the date hereof and except as set forth in Schedule 3.5 of the TITUS Disclosure Schedule, there are no outstanding (x) securities convertible into or exchangeable for any shares of capital stock of TITUS, (y) options, warrants or other rights to purchase or subscribe for shares of capital stock of TITUS from TITUS or any of the TITUS Shareholders or any Affiliate of any of the TITUS Shareholders or that otherwise require the issuance of shares of capital stock of TITUS or (z) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or repurchase of any shares of capital stock of TITUS, any such convertible or exchangeable securities or any such options, warrants or rights which, in any of the foregoing cases, is binding upon TITUS. True and complete copies of all the TITUS Organizational Documents and the Preferred Stock Agreement, as presently in effect, have been heretofore made available to Jupiter Shareholders.

     (b) Since March 31, 2000, there has not been paid or declared any dividend or distribution in respect of the capital stock of TITUS.

     3.6  FINDERS' FEES.

     There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the TITUS Shareholders or TITUS who will be entitled to any fee or commission with respect to the transactions contemplated by this Agreement.

     3.7  CORPORATE ORGANIZATION OF TITUS; AUTHORITY.

     Each of TITUS and its Subsidiaries is a corporation duly organized and validly existing under the Laws of Japan and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except such failures to have power and authority to conduct business which have not and would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on TITUS or prevent or materially impair or delay the consummation of the transactions contemplated hereby. TITUS has all requisite corporate authority and power to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by TITUS of each Transaction Document to which it is a party and the consummation by TITUS of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of TITUS and, except for the approval of the Share Exchange Agreement by the TITUS Shareholders required at the TITUS Shareholders' Meeting, no additional corporate action or approval is required in connection with the execution and delivery by TITUS of the Transaction Documents to which it is a party or the performance by TITUS of the transactions contemplated hereby, its obligations under each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which TITUS is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by TITUS and, assuming the due authorization, execution and delivery by the other parties or party thereto, each of such Transaction Documents constitutes or, with respect to those such Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of TITUS, enforceable against TITUS in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

     3.8  NO VIOLATIONS OF OBLIGATIONS.

     Except as set forth in Schedule 3.8 of the TITUS Disclosure Schedule, neither the execution, delivery and performance by any of the TITUS Shareholders of this Agreement and the execution, delivery and performance by TITUS or any of the TITUS Shareholders of any of the Transaction Documents to which TITUS or any of the TITUS Shareholders is a party nor any TITUS Shareholders' consummation of the transactions contemplated hereby or thereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which TITUS or its Subsidiaries is a party or by which TITUS or its Subsidiaries or their respective properties or assets may be bound, except such violations, breaches and defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on TITUS or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

                3.9    TITUS SUBSIDIARIES.

                Each Subsidiary of TITUS is listed on Schedule 3.9(a) of the TITUS Disclosure Schedule together with its jurisdiction or organization and the percentage interest held directly or indirectly by TITUS. All issued and outstanding shares of capital stock of each Subsidiary of TITUS are validly issued and fully paid and were issued in compliance with all applicable Japanese Laws, and, except as set forth in Schedule 3.9(b) of the TITUS Disclosure Schedule, are owned by TITUS, free and clear of all Encumbrances. Except as set forth in Schedule 3.9(c) of the TITUS Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for shares of capital stock or membership interests or other equity interests of any Subsidiary of TITUS, (b) options, warrants or other rights to purchase or subscribe for shares of capital stock, membership interests or other equity interests of any Subsidiary of TITUS from such Subsidiary of TITUS or that otherwise require issuance of capital stock, membership interests or other equity interests, or (c) Obligations of any kind relating to the issuance or repurchase of any shares of capital stock, membership interests or other equity interests of any Subsidiary of TITUS, any such convertible or exchangeable securities, membership interest or other equity interests or any such options, warrants or rights which, in any of the foregoing cases, is binding upon TITUS or its Subsidiaries.

                3.10  FINANCIAL STATEMENTS.

                (a) Schedule 3.10 of the TITUS Disclosure Schedule sets forth true and correct copies of the TITUS Audited Financial Statements and the TITUS Audited Financial Statements fairly present the consolidated financial position, shareholders' equity and earnings and cash flows of TITUS and its Subsidiaries as of the dates and for the periods presented therein, respectively, in conformity with US GAAP, and the non-consolidated financial position, shareholders' equity and earnings of TITUS as of the dates and for the periods presented therein, respectively, in conformity with Japanese GAAP, in each case applied on a consistent basis, except as otherwise noted therein.

                (b) As of March 31, 2000, the Attributable Debt of TITUS did not exceed Yen 30,391,299,700. As of the Closing Date, the Attributable Debt of TITUS will not exceed Yen 39,680,508,400.

                3.11  ABSENCE OF CHANGES.

                Except as set forth in Schedule 3.11 of the TITUS Disclosure Schedule, since March 31, 2000, TITUS and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such business consistent with past practice and since such date there has not occurred any event or circumstance that, individually or in the aggregate, has had, or would be reasonably likely to result in, a Material Adverse Effect on TITUS.

          3.12 COMPLIANCE WITH LAW; GOVERNMENT LICENSES.

          Except as set forth in Schedule 3.12(a) of the TITUS Disclosure Schedule, the business of each of TITUS and its Subsidiaries is in compliance with all applicable Laws and Orders of any Governmental Entity, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect on TITUS or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(b) of the TITUS Disclosure Schedule, each of TITUS and its Subsidiaries has and is in compliance with all governmental licenses and permits necessary to conduct their respective businesses, except where the failure to comply with any such licenses and permits, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect with respect to TITUS or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

          3.13 NO UNDISCLOSED LIABILITIES.

          Neither TITUS nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise and whether known or unknown) other than liabilities (i) of a nature not required to be disclosed or reflected in a balance sheet prepared in accordance with US GAAP or in the notes thereto, (ii) reflected on or reserved against in the TITUS Audited Financial Statements (or in the notes thereto), (iii) incurred or arising in the ordinary course of business since March 31, 2000 (none of which, individually or in the aggregate, has had or would be reasonably likely to have, a Material Adverse Effect on TITUS) or (iv) specified on Schedule 3.13 of the TITUS Disclosure Schedule.

          3.14 LITIGATION.

          (a) Except as set forth in Schedule 3.14 of the TITUS Disclosure Schedule there are no actions, suits, demands, claims, hearings or proceedings by or before any Governmental Entity or arbitrator pending or, to the knowledge of TITUS or the TITUS Shareholders, threatened, against TITUS or any of its Subsidiaries which if decided adversely would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on TITUS or which would prevent or materially delay or impair the ability of any of the TITUS Shareholders or TITUS to consummate the transactions contemplated hereby.

          (b) None of the properties or assets of TITUS or any of its Subsidiaries is subject to any Order other than those that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect with respect to TITUS or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

          3.15 TAXES

          Each of TITUS and its Subsidiaries has duly and timely (after giving effect to extensions) filed all material Returns required to be filed by it, and all such Returns were at the time of filing true and complete in all material respects. TITUS and its Subsidiaries have timely paid in full all taxes shown due on such Returns, no deficiencies with respect to any such Returns have been asserted and no waivers of statutes of limitations have been given or requested with respect to any taxes with respect to such Returns. No audit or other proceeding by any Governmental Entity is, to the knowledge of the TITUS Shareholders or TITUS, pending with respect to any Returns and no notice of assessment has been received by TITUS.

          3.16 CONTRACTS.

          (a) Except for the Obligations set forth in Schedule 3.16(a) of the TITUS Disclosure Schedule, neither TITUS nor any of its Subsidiaries is a party to or bound by:

               (i) any Obligation under which TITUS or any of its Subsidiaries will, or is reasonably likely to, make or receive aggregate payments in excess of Yen 32,000,000 per annum or Yen 106,000,000 over the remaining term of the Obligation;

               (ii) any partnership, joint venture or other similar agreement or arrangement that is material to TITUS and its Subsidiaries, taken as a whole;

               (iii) any Obligation relating to the acquisition or disposition of its business (whether by merger, sale of stock, sale of assets or otherwise); or

               (iv) any non-compete agreement or similar agreement which restricts the ability of TITUS or any of its Subsidiaries to conduct businesses.

          (b) Each Obligation disclosed on Schedule 3.16(a) is a valid and binding agreement of TITUS and/or its Subsidiaries party thereto, as the case may be, enforceable against TITUS and/or such Subsidiary and, to the knowledge of TITUS or the TITUS Shareholders, the relevant counterparty in accordance with its respective terms, and none of TITUS, any Subsidiary of TITUS or, to the knowledge of TITUS or the TITUS Shareholders, any other party thereto is in material default or breach under any such Obligation, and, to the knowledge of TITUS or the TITUS Shareholders, no event or circumstance has occurred that, with notice or lapse of time or both, would be reasonably likely to constitute any material default or breach thereunder.

          3.17 PROPERTIES; TITLE TO PROPERTIES.

          Each of TITUS and its Subsidiaries has good, valid and legal title to all of the assets and properties which it owns and good, valid and subsisting leasehold interests in all of the assets and properties it leases, in each case free and clear of all Encumbrances, except for (a) Encumbrances listed in
Schedule 3.17 of the TITUS Disclosure Schedule, (b) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith,

(c) Encumbrances reflected on the Financial Statements, (d) mechanics', materialmen's and other Encumbrances which have arisen in the ordinary course of business and which, are not material in the aggregate to TITUS and its Subsidiaries, taken as a whole, (e) zoning, entitlement, building and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated in any material manner, (f) such other imperfections in title which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on TITUS and (g) with respect to assets and properties which are leased by TITUS, Encumbrances created by the terms of the related lease which do not materially detract from the value of or materially interfere with the present use of such assets and properties by TITUS and its Subsidiaries.

      3.18  INTELLECTUAL PROPERTY.

      Each of TITUS and its Subsidiaries owns or possesses licenses or other rights to use all patents, trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing) used in connection with its business as currently conducted, except those the lack of which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to TITUS.

      3.19  EMPLOYEE BENEFITS.

      Schedule 3.19 of the TITUS Disclosure Schedule identifies each material Employee Benefit Plan of TITUS ("TITUS EMPLOYEE BENEFIT PLAN"). TITUS has made available to Jupiter Shareholders copies of each TITUS Employee Benefit Plan. Each TITUS Employee Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Japanese Laws, except for any failures to so maintain such Employee Benefit Plans as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on TITUS. Other than as mandated by Japanese Law or as disclosed in Schedule 3.19 of the TITUS Disclosure Schedule, there has been no amendment to, or material change in employee participation or coverage under, any TITUS Employee Benefit Plan that would increase materially the expense of maintaining such TITUS Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. In addition, except as set forth on Schedule 3.19(a), the amount set forth on the US GAAP reconciliation to the TITUS Audited Financial Statements represents, as of March 31, 2000, the amount of retirement allowance required to be accrued under US GAAP.

      3.20  SUFFICIENCY OF THE ASSETS.

      The assets of TITUS and of its Subsidiaries are in reasonable condition, given their age and the normal wear and tear of operating conditions and are sufficient for the operation of their respective businesses as currently conducted.

      3.21  RIGHTS TO PROVIDE SERVICE.

      The TITUS Shareholders have caused TITUS to make available to the Jupiter Shareholders true and correct copies of all material applications and notifications made by

TITUS or its Subsidiaries to the Ministry of Post and Telecommunications of Japan (the "MPT") and all material permissions and licenses received by TITUS from the MPT which together constitute the licenses under which TITUS and its Subsidiaries provide cable television, telephony and Internet services in their respective service areas. Each of the service areas served by TITUS and its Subsidiaries are set forth in Schedule 3.21 of the TITUS Disclosure Schedule by type of service provided.

            3.22  ENVIRONMENTAL MATTERS.

            Except as disclosed in Schedule 3.22 of the TITUS Disclosure
Schedule:

            (a) Insofar as it is material to TITUS and its Subsidiaries taken as a whole, TITUS and its Subsidiaries are and have at all times been in compliance with all Environmental Laws and possesses all Environmental Permits necessary for the operation of their respective businesses and all such Environmental Permits are in full force and effect and will not be terminated or become terminable or be materially impaired as a result of the transactions contemplated by this Agreement or the Transaction Documents;

            (b) Insofar as it is material to TITUS and its Subsidiaries taken as a whole, no notice, notification, demand, request for information, citation, summons or order has been received by TITUS or any of its Subsidiaries, no complaint has been filed, no penalty has been assessed and no action, claim, suit, proceeding or, to the knowledge of TITUS or the TITUS Shareholders, investigation or review is pending by or before any Governmental Entity or, to the knowledge of TITUS or the TITUS Shareholders, threatened by any Governmental Entity or other Person with respect to any matters relating to or arising out of any Environmental Law;

            (c) there are no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, arising under or relating to any Environmental Law, except for liabilities which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on TITUS; and

            (d) Insofar as it is material to TITUS and its Subsidiaries taken as a whole, to the knowledge of TITUS or the TITUS Shareholders, no portion of the property currently or formerly owned by TITUS or any of its Subsidiaries has ever been used for the business of creating "industrial waste products" or "specially monitored industrial waste products" as defined in the Law Concerning the Disposal and Clean-up of Waste Products.

            3.23  CABLE SYSTEMS AND SUBSCRIBERS.

            (a) As of March 31, 2000, the Franchise Systems of TITUS and its Affiliates (collectively, the "TITUS FRANCHISE SYSTEMS") had, and as of the Closing Date they will have, not less than the number of Franchise Homes, Homes Passed, Homes Passed by HFC, Subscribers and TITUS Revenues indicated in the following table. For any TITUS Franchise System in which TITUS and its Affiliates collectively have less than a 100% equity interest, such amounts shall be calculated by multiplying the amounts for such TITUS Franchise System by the percentage equity interest in such Franchise System owned by TITUS and its Affiliates.

Item:                              Amount:
-----                              -------
Franchise Homes                   1,150,762
Homes Passed                      766,827
Homes Passed by HFC               619,674
Subscribers                       92,045
Revenues                          Yen 7,255,454,360

          (b) The direct or indirect percentage ownership of TITUS in each of the TITUS Franchise Systems at March 31, 2000 and as of the date hereof is set forth on Schedule 3.23(b) of the TITUS Disclosure Schedule.

          (c) Except for matters which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on TITUS, (i) each of the Franchises of TITUS and its Subsidiaries ("TITUS FRANCHISE") is valid, in full force and effect and enforceable in accordance with its terms; (ii) TITUS and/or its Affiliates have fulfilled when due, or have taken all action necessary to enable it to fulfill when due, all of their obligations under the TITUS Franchises; (iii) there has not occurred any breach by TITUS and/or any of its Affiliates of or to the knowledge of TITUS or the TITUS Shareholders, by any other party thereto, under any of the TITUS Franchises; (iv) neither TITUS and/or any of its Affiliates nor, to the knowledge of TITUS or the TITUS Shareholders, any other party thereto, is in arrears in the performance or satisfaction of its obligations under any of the TITUS Franchises and no waiver or indulgence has been granted to TITUS or any of its Subsidiaries by any of the parties thereto; (v) none of the Governmental Entities that has issued any TITUS Franchise has notified TITUS or any of its Subsidiaries in writing (A) of its intent to modify, revoke, terminate or fail to renew any such TITUS Franchise, now or in the future, or (B) that TITUS or any of its Subsidiaries is in violation of the terms of any such TITUS Franchise, and, to the knowledge of TITUS or the TITUS Shareholders, no action has been threatened with respect thereto; and (vi) there is not pending or, to the knowledge of TITUS or the TITUS Shareholders, threatened any proceeding, application, petition, objection or other pleading with any Governmental Entity that questions the validity of any TITUS Franchise or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any TITUS Franchise.

          3.24 HART-SCOTT-RODINO.

          TITUS does not have its principal offices within the United States. TITUS, together with all Persons that it controls directly or indirectly, (i) does not hold assets located in the United States (other than cash, deposits in financial institutions, money market instruments, instruments evidencing government obligations, and stockholdings in corporations not controlled by TITUS) having an aggregate book value of $15,000,000 or more and (ii) did not make aggregate sales of $25,000,000 or more in or into the United States in TITUS's most recent fiscal year. As used in this Section 3.24, the term "control" means (i) with respect to a corporation, holding 50% or more of its outstanding voting securities; (ii) with respect to a partnership or a limited liability company, having the right to 50% or more of the Person's profits, or having the right in the event of dissolution to 50% or more of the Person's assets; or (iii) having the contractual power presently to designate 50% or more of the directors of a corporation, or in the case of an unincorporated Person, of individuals exercising similar functions.

          3.25 NO OTHER REPRESENTATIONS OR WARRANTIES.

          Except for the representations and warranties contained in this Agreement, none of the TITUS Shareholders nor any other Person makes any other express or implied representation or warranty on behalf of any of the TITUS Shareholders.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF JUPITER SHAREHOLDERS

     A. Sumitomo (as to Sections 4.1(a), 4.2(a), 4.3(a) and 4.4(a)) and Liberty Media (as to Sections 4.1(b), 4.2(b) and 4.4(b)) severally represent and warrant to the TITUS Shareholders as of the date hereof and as of the Closing Date as follows:

          4.1  CORPORATE ORGANIZATION OF SUMITOMO AND THE LIBERTY GROUP.

          (a) Sumitomo is duly incorporated and validly existing under the Laws of Japan and has all requisite corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted.

          (b) Each member of the Liberty Group is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties and assets and to conduct its business as it is now being conducted.

          4.2  AUTHORITY RELATIVE TO THIS AGREEMENT AND THE TRANSACTION
               DOCUMENTS.

          (a) Sumitomo has all requisite corporate authority and power to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Sumitomo of this Agreement and each Transaction Document to which it is a party and the consummation by Sumitomo of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of Sumitomo and no additional corporate action or approval is required in connection with the execution and delivery by Sumitomo of this Agreement or the Transaction Documents to which it is a party or the performance by Sumitomo of its obligations under this Agreement and each of the Transaction Documents to which it is a party. Each of this Agreement and the Transaction Documents to which Sumitomo is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by Sumitomo and, assuming the due authorization, execution and delivery by the other parties or party hereto and thereto, each of this Agreement and the Transaction Documents constitutes or, with respect to those Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of Sumitomo, enforceable against Sumitomo in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

     (b) Each member of the Liberty Group has all requisite corporate authority and power to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each member of the Liberty Group of this Agreement and each Transaction Document to which it is a party and the consummation by each member of the Liberty Group of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of each member of the Liberty Group and no additional corporate action or approval is required in connection with the execution and delivery by any member of the Liberty Group of this Agreement or the Transaction Documents to which it is a party or the performance by any member of the Liberty Group of its obligations under this Agreement and each of the Transaction Documents to which it is a party. Each of this Agreement and the Transaction Documents to which any member of the Liberty Group is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by the appropriate member of the Liberty Group and, assuming the due authorization, execution and delivery by the other parties or party hereto and thereto, each of this Agreement and the Transaction Documents constitutes or, with respect to those Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of the Liberty Group, enforceable against each member of the Liberty Group in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

     4.3  CONSENTS AND APPROVALS; NO VIOLATIONS.

     (a) Except as set forth in Schedule 4.3(a) of the Jupiter Disclosure Schedule, neither the execution, delivery and performance by Sumitomo of this Agreement and any of the Transaction Documents to which Sumitomo is a party nor consummation of the transactions contemplated hereby or thereby by Sumitomo will
(i) conflict with or violate any provision of the certificate of incorporation, or equivalent governance documents of Sumitomo, or the articles of incorporation of Jupiter or any of its Subsidiaries or any agreements among the Jupiter Shareholders with respect to Jupiter, (ii) require any material Consent of, or filing with or notification to, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which Sumitomo is a party or by which Sumitomo or its properties or assets may be bound, (iv) violate any order of any Governmental Entity applicable to Sumitomo or Jupiter or (v) result in the creation of any Encumbrance against or with respect to the Jupiter Common Stock owned by Sumitomo, except, in the case of clauses (ii), (iii) or (iv), for those consents, breaches, violations or creations that would not be reasonably likely to prevent or materially impair or delay the consummation of the transactions contemplated herein and that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                (b) Except as set forth in Schedule 4.3 (b) of the Jupiter Disclosure Schedule, neither the execution, delivery and performance by any member of the Liberty Group of this Agreement and any of the Transaction Documents to which any member of the Liberty Group is a party nor consummation of the transactions contemplated hereby or hereby by any member of the Liberty Group will (i) conflict with or violate any provision of the certificate of incorporation or equivalent governance documents of each member of the Liberty Group, or the articles of incorporation or bylaws of Jupiter or any of its Subsidiaries or any agreements among the Jupiter Shareholders with respect to Jupiter, (ii) require any material Consent of, or filing with or notification to, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which any member of the Liberty Group is a party or by which the Liberty Group or its properties or assets may be bound, (iv) violate any Order of any Governmental Entity applicable to any member of the Liberty Group or Jupiter or (v) result in the creation of any Encumbrance against or with respect to the Jupiter Common Stock, except, in the case of clauses (ii),
(iii) or (iv), for those consents, breaches, violations or creations that would not be reasonably likely to prevent or materially impair or delay the consummation of the transactions contemplated herein and that would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Jupiter.

                4.4 SHARES OF JUPITER COMMON STOCK.

                (a) Sumitomo is the registered and beneficial owner of that number of shares of Jupiter Common Stock, set forth across from its name on
Schedule 4.4(a) attached hereto, and Sumitomo has good and valid title to those shares of Jupiter Common Stock, free and clear of all Encumbrances relating to the Jupiter Common Stock and is not the registered or beneficial owner of any other Equity Securities of Jupiter. The number of shares of Jupiter Common Stock owned by Sumitomo, when added together with the number of shares of Jupiter Common Stock owned by Liberty Media as set forth on Schedule 4.4(b) hereof, constitutes all of the outstanding shares of Equity Securities of Jupiter as of the date hereof.

                (b) LJ and Liberty Japan are the registered and beneficial owner of that number of shares of Jupiter Common Stock set forth across from their respective names on Schedule 4.4(b) attached hereto, and each of Liberty Japan and LJ has good and valid title to such shares of Jupiter Common Stock, free and clear of all Encumbrances, except Encumbrances relating to the Jupiter Common Stock arising out of or relating to the Jupiter Shareholders Agreement, and are not the registered or beneficial owner of any other Equity Securities of Jupiter. The number of shares of Jupiter Common Stock owned by Liberty Media, when added together with the number of shares of Jupiter Common Stock owned by Sumitomo as set forth on Schedule 4.4(a) hereof, constitutes all of the outstanding Equity Securities of Jupiter Common Stock as of the date hereof. Liberty Media has filed all United States Internal Revenue Service Forms 5471 with respect to it and such foams were duly filed and were true, complete and accurate in all material respects when filed. Liberty Media expects that, barring any unforeseen change in the conduct of Jupiter's business, Jupiter will not have, as of the Closing Date, a material amount of Subpart F income for the taxable year of Jupiter that includes the Closing Date. "Subpart F income" means any income required to be taken into account under Sections 951 through 964 of the United States Internal Revenue Code of 1986, as amended.

        B. Each of the Jupiter Shareholders hereby severally represents and warrants to TITUS shareholders as of the date hereof and as of the Closing Date as follows:

                4.5 CAPITALIZATION OF JUPITER; DIVIDENDS.

                (a) As of the date of this Agreement, the authorized capital stock of Jupiter consists of (i) 3,500,00 shares of Jupiter Common Stock of which 918,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Jupiter are duly authorized, validly issued and fully paid and were issued in compliance with all applicable Japanese Laws and not in violation of any preemptive rights and are owned by Sumitomo or Liberty Media. Except as set forth in Schedule 4.5(a), there are no outstanding
(x) securities convertible into or exchangeable for any shares of capital stock of Jupiter, (y) options, warrants or other rights to purchase or subscribe for shares of capital stock of Jupiter from Jupiter or any of the Jupiter Shareholders or any Affiliate of any of the Jupiter Shareholders or that otherwise require the issuance of shares of capital stock of Jupiter or (z) contracts, commitments, agreement, understandings or arrangements of any kind relating to the issuance or repurchase of any shares of capital stock of Jupiter, any such convertible or exchangeable securities or any such options, warrants or rights which, in any of the foregoing cases, is binding upon Jupiter. True and complete copies of all of the Jupiter Organizational Documents, as presently in effect, have been heretofore made available to the TITUS Shareholders. At the Closing Date the articles of incorporation of Jupiter shall be in the form attached hereto as Annex F.

                (b) Since December 31, 1999, there has not been paid or declared any dividend or distribution in respect of the capital stock of Jupiter.

                (c) Upon issuance of shares of Jupiter Common Stock pursuant to the terms of this Agreement, such shares of Jupiter Common Stock will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable Japanese Laws.

                4.6 FINDERS' FEES.

                There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Jupiter Shareholders or Jupiter who will be entitled to any fee or commission with respect to the transactions contemplated by this Agreement.

                4.7 CORPORATE ORGANIZATION OF JUPITER; AUTHORITY.

                Each of Jupiter and its Subsidiaries is a corporation duly organized and validly existing under the Laws of Japan and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except such failures to be duly organized, validly existing, in good standing or to have power and authority to conduct business which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Jupiter or prevent or materially impair or delay the consummation of the transactions contemplated hereby. Jupiter has all requisite corporate authority and power to execute and deliver each Transaction Document to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Jupiter of each Transaction Document to which it is a party and the consummation by Jupiter of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and approvals on the part of Jupiter and, except for the approval of the Share Exchange Agreement and the amendment to the Jupiter Organizational Documents contemplated thereby by the Jupiter Shareholders required at the Jupiter Shareholders Meeting no additional corporate action or approval is required in connection with the execution and delivery by Jupiter or the Transaction Documents to which it is a party or the performance by Jupiter of its obligations under each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which Jupiter is a party has been (with respect to those Transaction Documents executed on or prior to the date hereof) or will be (with respect to the Transaction Documents executed after the date hereof) duly and validly executed and delivered by Jupiter and, assuming the due authorization, execution and delivery by the other parties or party thereto, each of such Transaction Documents constitutes or, with respect to those such Transaction Documents executed after the date hereof, will constitute, as the case may be, a valid and binding agreement of Jupiter, enforceable against Jupiter in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

                4.8 NO VIOLATIONS OF OBLIGATIONS.

                Except as set forth in Schedule 4.8 of the Jupiter Disclosure Schedule, neither the execution, delivery and performance by any of the Jupiter Shareholders of this Agreement and the execution, delivery and performance by Jupiter or any of the Jupiter Shareholders of any of the Transaction Documents to which any of the Jupiter Shareholders is a party nor any Jupiter Shareholders' consummation of the transactions contemplated hereby or thereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any Obligation to repay) under, any of the terms, conditions or provisions of any material Obligation to which Jupiter or any of its Subsidiaries is a party or by which Jupiter or any of its Subsidiaries or their respective properties or assets may be bound, except such violations, breaches and defaults which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Jupiter or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

                4.9 JUPITER SUBSIDIARIES.

                Each Subsidiary of Jupiter is listed on Schedule 4.9(a) of the Jupiter Disclosure Schedule together with its jurisdiction of organization and the percentage interest held directly or indirectly by Jupiter. All issued and outstanding shares of capital stock of each Subsidiary of Jupiter are validly issued and fully paid and were issued in compliance with all applicable Japanese Laws, and, except as set forth in Schedule 4 4.9(b) of the Jupiter Disclosure Schedule, are owned by Jupiter, free and clear of all Encumbrances. Except as set forth in
Schedule 4.9(c) of the Jupiter Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for shares of capital stock or membership interests or other equity interests of any Subsidiary of Jupiter, (b) options, warrants or other rights to purchase or subscribe for shares of capital stock, membership interests or other equity interests of any Subsidiary of Jupiter from such Subsidiary of Jupiter or that otherwise require issuance of capital stock, membership interests or other equity interests, or (c) obligations of any kind relating to the issuance or repurchase of any shares of capital stock, membership interests or other equity interests of any Subsidiary of Jupiter, any such convertible or exchangeable securities, membership interest or other equity interests or any such options, warrants or rights which, in any of the foregoing cases, is binding upon Jupiter or its Subsidiaries.

                4.10 FINANCIAL STATEMENTS.

                (a) Schedule 4.10 of the Jupiter Disclosure Schedule sets forth true and correct copies of the Jupiter Audited Financial Statements and the Jupiter Audited Financial Statements fairly present the consolidated financial position shareholders' equity and operations and cash flows of Jupiter and its Subsidiaries as of the dates and for the periods presented therein, respectively, in conformity with US GAAP, and the non-consolidated financial position, shareholders' equity and operations of Jupiter as of the dates and for the periods presented therein, respectively, in conformity with Japanese GAAP, in each case applied on a consistent basis, except as otherwise noted therein.

                (b) The Jupiter Unaudited Financial Statements fairly present the nonconsolidated financial position, shareholders' equity and operations of Jupiter (subject to normal year-end adjustments) as of the dates and for the periods presented therein, respectively, in conformity with Japanese GAAP, applied on a consistent basis, except as otherwise noted therein.

                (c) As of March 31, 2000, the Attributable Debt of Jupiter did not exceed (Yen)58,552,268,000. As of the Closing Date, the Attributable Debt of Jupiter will not exceed (Yen)77,369,732,000.

                4.11 ABSENCE OF CHANGES.

                Except as set forth in Schedule 4.11 of the Jupiter Disclosure Schedule, since December 31, 1999, Jupiter and its Subsidiaries have conducted their respective businesses in the ordinary and usual course of such business consistent with past practice and since such date there has not occurred any event or circumstance that, individually or in the aggregate, has had, or in the aggregate would be reasonably likely to result in a Material Adverse Effect on Jupiter.

                4.12 COMPLIANCE WITH LAW; GOVERNMENT LICENSES.

                Except as set forth in Schedule 4.12(a) of the Jupiter Disclosure Schedule, the business of each of Jupiter and its Subsidiaries is in compliance with all applicable Laws and Orders of any Governmental Entity, except where the failure to so comply, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect on Jupiter or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.12(b) of the Jupiter Disclosure Schedule, each of Jupiter and its Subsidiaries has and is in compliance with all governmental licenses and permits necessary to conduct their respective businesses, except where the failure or comply with any such licenses and permits, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect with respect to Jupiter or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

                4.13 NO UNDISCLOSED LIABILITIES.

                Neither Jupiter nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise and whether known or unknown) other than liabilities (i) of a nature not required to be disclosed or reflected in a balance sheet prepared in accordance with US GAAP or in the notes thereto, (ii) reflected on or reserved against in the Jupiter Financial Statements (or in the notes thereto), (iii) incurred or arising in the ordinary coupe of business since December 31, 1999 (none of which, individually or in the aggregate, has had or would be reasonably likely to have, a Material Adverse Effect on Jupiter) or (iv) specified on Schedule 4.13 of the Jupiter Disclosure Schedule.

                4.14 LITIGATION.

                (a) Except as set forth in Schedule 4.14 of the Jupiter Disclosure Schedule there are no actions, suits, demands, claims, hearings or proceedings by or before any Governmental Entity or arbitrator pending on to the knowledge of the Jupiter Shareholders or Jupiter, threatened, against Jupiter or any of its Subsidiaries which if decided adversely would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Jupiter or which would prevent or materially delay or impair the ability of any of the Jupiter Shareholders or Jupiter to consummate the transactions contemplated hereby.

                (b) None of the properties or assets of Jupiter or any of its Subsidiaries is subject to any Order other than those that, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect with respect to Jupiter or prevent or materially impair or delay the consummation of the transactions contemplated hereby.

                4.15 TAXES.

                Each of Jupiter and its Subsidiaries has duly and timely (after giving effect to extensions) filed all material Returns required to be filed by it, and all such Returns were at the time of filing true and complete in all material respects. Jupiter and its Subsidiaries have timely paid in full all taxes shown due on such Returns, no deficiencies with respect to any such Returns have been asserted and no waivers of statutes of limitations have been given or requested with respect to any taxes with respect to such Returns. No audit or other proceeding by any Governmental Entity is, to the knowledge of the Jupiter Shareholders or Jupiter, pending with respect to any Returns and no notice of assessment has been received by Jupiter.

                4.1 6 CONTRACTS.

                (a) Except for the Obligations set forth in Schedule 4.16(a) of the Jupiter Disclosure Schedule, neither Jupiter nor any of its Subsidiaries is a party to or bound by:

                        (i) any Obligation under which Jupiter or any of its Subsidiaries will, or is reasonably likely to, make or receive aggregate payments in excess of (Yen)32,000,000 per annum or (Yen)106,000,000 over the remaining term of the Obligation;

                        (ii) any partnership, joint venture or other similar agreement or arrangement that is material to Jupiter and its Subsidiaries, taken as a whole;

                        (ii) any Obligation relating to the acquisition or disposition of its business (whether by merger, sale of stock, sale of assets or otherwise); or

                        (iv) any non-compete agreement or similar agreement which restricts the ability of Jupiter or any of its Subsidiaries to conduct businesses.

                (b) Each Obligation disclosed on Schedule 4.16(a) is a valid and binding agreement of Jupiter and/or its Subsidiaries party thereto, as the case may be, enforceable against Jupiter and/or such Subsidiary and, to the knowledge of Jupiter or the Jupiter Shareholders, the relevant counterparty in accordance with its respective terms, and none of Jupiter, any Subsidiary of Jupiter on to the knowledge of Jupiter or the Jupiter Shareholders, any other party thereto is in material default or breach under any such Obligation, and, to the knowledge of the Jupiter Shareholders and Jupiter, no event or circumstance has occurred that, with notice or lapse of tune or both, would be reasonably likely to constitute any material default or breach thereunder.

                4.17 PROPERTIES; TITLE TO PROPERTIES.

                Each of Jupiter and its Subsidiaries has good, valid and legal title to all of the assets and properties which it owns and good, valid and subsisting leasehold interests in all of the assets and properties it leases, in each case free and clear of all Encumbrances, except for (a) Encumbrances listed in Schedule 4.17 of the Jupiter Disclosure Schedule, (b) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith, (c) Encumbrances reflected on the Jupiter Financial Statements, (d) mechanics', materialmen's and other Encumbrances which have arisen in the ordinary course of business and which, are not material in the aggregate to Jupiter and its Subsidiaries taken as a whole, (e) zoning, entitlement, building and other land use and environmental regulations by any Governmental Entity, provided that such regulations have not been violated in any material manner,
(f) such other imperfections in title which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Jupiter and (g) with respect to assets and properties which are leased by Jupiter, Encumbrances created by the terms of the related lease which do not materially detract from the value of or materially interfere with the present use of such assets and properties by Jupiter and its Subsidiaries.

                4.18 INTELLECTUAL PROPERTY.

                Each of Jupiter sand its Subsidiaries owns or possesses licenses or other rights to use all patents, trademarks, trade names, service marks, copyrights, licenses and product licenses or registrations (including applications for any of the foregoing) used in connection with its business as currently conducted, except those the lack of which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to Jupiter.

                4.19 EMPLOYEE BENEFITS.

                Schedule 4.19 of the Jupiter Disclosure Schedule identifies each material Employee Benefit Plan of Jupiter (each, a "Jupiter Employee Benefit Plan"). Jupiter has made available to TITUS Shareholders copies of each such Jupiter Employee Benefit Plan. Each Jupiter Employee Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by applicable Japanese Laws, except for any failures to so maintain such Jupiter Employee Benefit Plans as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Jupiter. Other than as mandated by Japanese Law or as disclosed in Schedule 4.19 of the Jupiter Disclosure Schedule, there has been no amendment to, or material change in employee participation or coverage under, any Jupiter Employee Benefit Plan that would increase materially the expense of maintaining such Jupiter Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof In addition, except as set forth on Schedule 4.19(a), the amount set forth on the US GAAP reconciliation to the Jupiter Audited Financial Statements represents, as of December 31, 1999, the amount of retirement allowance required to be accrued under US GAAP.

                4.20 SUFFICIENCY OF THE ASSETS.

                The assets of Jupiter and of its Subsidiaries are in reasonable condition, given their age and the normal wear and tear of operating conditions and are sufficient for the operation of their respective businesses as currently conducted.

                4.21 RIGHTS TO PROVIDE SERVICE.

                The Jupiter Shareholders have made available to the TITUS Shareholders true and correct copies of all material applications and notifications made by Jupiter or its Subsidiaries to the MPT and all material permissions and licenses received by Jupiter from the MPT which together constitute the licenses under which Jupiter and its Subsidiaries provide cable television, telephony and Internet services in their respective service areas. Each of the service areas served by Jupiter and its Subsidiaries are set forth in Schedule 4.21 of the Jupiter Disclosure Schedule by type of service provided.

                4.22 ENVIRONMENTAL MATTERS.

                Except as disclosed in Schedule 4.22 of the Jupiter Disclosure
Schedule:

                (a) Insofar as it is material to Jupiter and its Subsidiaries taken as a whole, Jupiter and its Subsidiaries are and have at all times been in compliance with all Environmental Laws and possesses all Environmental Permits necessary for the operation of their respective businesses and all such Environmental Permits are in full force and effect and will not be terminated or become terminable or be materially impaired as a result of the transactions contemplated by this Agreement or the Transaction Documents;

                (b) Insofar as it is material to Jupiter and its Subsidiaries taken as a whole, no notice, notification, demand, request for information, citation, summons or order has been received by Jupiter or any of its Subsidiaries, no complaint has been filed, no penalty has been assessed and no action, claim, suit, proceeding or, to the knowledge of Jupiter or the Jupiter Shareholders, investigation or review is pending by or before any Governmental Entity or, to the knowledge of Jupiter Shareholders or Jupiter, threatened by any Governmental Entity or other Person with respect to any matters relating to or arising out of any Environmental Law;

                (c) there are no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, arising under or relating to any Environmental Law, except for liabilities which, individually or in the aggregate, have not had, and would not be reasonably likely to have a Material Adverse Effect on Jupiter; and

                (d) Insofar as it is material to Jupiter and its Subsidiaries taken as a whole, to the knowledge of the Jupiter Shareholders, no portion of the property currently or formerly owned by Jupiter or any of its Subsidiaries has ever been used for the business of creating "industrial waste products" or "specially monitored industrial waste products" as defined in the Law Concerning the Disposal and Clean-up of Waste Products.

                4.23 CABLE SYSTEMS AND SUBSCRIBERS.

                (a) As of March 31, 2000, the Franchise Systems of Jupiter and its Affiliates collectively, (the "JUPITER FRANCHISE SYSTEMS") had, and as of the Closing Date they will have, not less than the number of Franchise Homes, Homes Passed, Homes Passed by HFC, Subscribers and Jupiter Revenues indicated in the following table. For any Jupiter Franchise System in which Jupiter and its Affiliates collectively have less than a 100% equity interest, such amounts shall be calculated by multiplying the amounts for such Franchise System by the percentage equity interest in such Franchise System owned by Jupiter and its Affiliates.

ITEM:                                                 AMOUNT:
-----                                                 -------
Franchise Homes                                     2,270,500
Homes Passed                                        1,752,900
Homes Passed by                                     1,055,600
HFC
Subscribers                                           296,700
Revenues                                   Yen 16,537,900,000

                (b) The direct or indirect percentage ownership of Jupiter in each of the Jupiter Franchise Systems as of March 31, 2000 and the date hereof is set forth on Schedule 4.23(b) of the Jupiter Disclosure Schedule.

                (c) Except for matters which, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on Jupiter, (i) each of the Franchises of Jupiter and its Subsidiaries ("JUPITER FRANCHISES") is valid, in full force and effect and enforceable in accordance with its terms; (ii) Jupiter and/or its Affiliates have fulfilled when due, or have taken all action necessary to enable it to fulfill when due, all of their Obligations under the Jupiter Franchises; (iii) there has not occurred any breach by Jupiter and/or any of its Affiliates or, to the knowledge of Jupiter, by any other party thereto, under any of the Jupiter Franchises;
(iv) neither Jupiter and/or any of its Affiliates nor, to the knowledge of Jupiter or any Jupiter Shareholders, any other party thereto, is in arrears in the performance or satisfaction of its Obligations under any of the Jupiter Franchises and no waiver or indulgence has been granted to Jupiter or any of its Subsidiaries by any of the parties thereto; (v) none of the Governmental Entities that has issued any Jupiter Franchise has notified Jupiter or any of its Subsidiaries in writing (A) of its intent to modify, revoke, terminate or fail to renew any such Jupiter Franchise, now or in the future, or (B) that Jupiter or any of its Subsidiaries is in violation of the terms of any such Jupiter Franchise, and, to the knowledge of any Jupiter Shareholder or Jupiter, no action has been threatened with respect thereto; and (vi) there is not pending or, to the knowledge of Jupiter or any Jupiter Shareholders, threatened any proceeding, application, petition, objection or other pleading with any Governmental Entity that questions the validity of any Jupiter Franchise or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any adverse modification of any Jupiter Franchise.

                4.24 HART-SCOTT-RODINO.

                Jupiter does not have its principal offices within the United States. Jupiter, together with all Persons that it controls directly or indirectly, (i) does not hold assets located in the United States (other than cash, deposits in financial institutions, money market instruments, instruments evidencing government obligations, and stockholdings in corporations not controlled) having an aggregate book value of $15,000,000 or more and (ii) did not make aggregate sales of $25,000,000 or more in or into the United States in Jupiter's most recent fiscal year. As used in this Section 4.24, the term "control" means (i) with respect to a corporation, holding 50% or more of its outstanding voting securities; (ii) with respect to a partnership or a limited liability company, having the right to 50% or more of the Person's profits, or having the right in the event of dissolution to 50% or more of the Person's assets; or (iii) having the contractual power presently to designate 50% or more of the directors of a corporation, or in the case of an unincorporated Person, of individuals exercising similar functions.

                4.25 TECHNOLOGY.

                Except as disclosed in Schedule 4.25 of the Jupiter Disclosure Schedule, neither Jupiter nor any of its Subsidiaries is a party to any Obligation which requires it to use a particular Internet portal or to purchase advance set top boxes or similar products or any products used in connection with advance set top boxes or similar products which is not terminable by Jupiter or its Subsidiaries on 30 days or less notice without any material payment or penalty.

                4.26 REORGANIZATION

                (a) Jupiter has no plan or intention to cause TITUS to issue additional shares of TITUS capital stock (or securities, options, warrants or instruments giving the holder thereof the right to acquire TITUS stock) that would (or if exercised would) result in Jupiter owning less than 80% of the total combined voting power of all classes of outstanding TITUS capital stock entitled to vote and 80% of the total number of shares of each class of outstanding nonvoting stock of TITUS.

                (b) Neither Jupiter nor any related person (within the meaning of Treasury Regulations Section 1.368-1(e)(3)) has any plan or intention to, and will not actually or in substance, directly or indirectly, acquire (by redemption or otherwise) in connection with the Share Exchange any of the Jupiter Common Stock issued in the Share Exchange. Jupiter or any related person (within the meaning of Treasury Regulation Section 1.368-1(e)(3)) has also not participated, and in connection with the Share Exchange will not participate, actually or in substance, directly or indirectly, in any acquisition (by redemption or otherwise) of TITUS Common Stock made by TITUS or anyone related to TITUS within the meaning of Treasury Regulation Section 1.368-1(e)(3). After the Share Exchange, no dividends or distributions will be made to the former holders of TITUS Common Stock by Jupiter other than regular, normal dividends or distributions made to all holders of Jupiter Common Stock.

                (c) Jupiter has no plan or intention to liquidate TITUS; to merge TITUS with and into another entity; to sell or otherwise dispose of any of the stock of TITUS; to contribute the stock of TITUS to any other entity; or to cause TITUS to sell or otherwise dispose of any of its assets or any of the assets of any Subsidiary of TITUS held at the time of the Share Exchange, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the U.S. Internal Revenue Code.

                (d) Following the Share Exchange, Jupiter will cause TITUS to continue its "historic business" or use a significant portion of its "historic business" assets in a business (as such terms are defined in Treasury Regulations section 1.368-1(d)).

                (e) Jupiter has not paid and will not pay, directly or indirectly, any expenses (including transfer taxes) incurred by any holder of TITUS stock in connection with or as part of the Share Exchange or any related transactions.

                (f) Jupiter is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                (g) Jupiter will acquire TITUS's capital stock in the Share Exchange solely in exchange for voting stock of Jupiter (except for cash paid in lieu of fractional shares of Jupiter Common Stock). No liabilities of TITUS or the TITUS Shareholders will be assumed by Jupiter in the Share Exchange.

                (h) The payment of cash in lieu of fractional shares of Jupiter Common Stock in the Share Exchange is solely for the purpose of avoiding the expense and inconvenience to Jupiter of issuing fractional shares and does not represent separately bargained-for consideration.

                (i) The compensation paid to any shareholder of TITUS in respect of services will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services and has been bargained for independent of negotiations regarding the consideration to be issued in exchange for TITUS Common Stock and TITUS Convertible Preferred Stock in the Share Exchange.

                (j) Jupiter will not take any tax reporting position that is inconsistent with the treatment of the Share Exchange as a "reorganization" within the meaning of Section 368(a) of the Code.

                4.27 NO OTHER REPRESENTATIONS OR WARRANTIES.

                Except for the representations and warranties contained in this Agreement, none of the Jupiter Shareholders nor any other Person makes any other express or implied representation or warranty on behalf of any of the Jupiter Shareholders.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

                5.1 CONDUCT OF TITUS.

                Except as expressly contemplated by this Agreement or any Transaction Document, as set forth in Schedule 5.1 of the TITUS Disclosure Schedule or with the prior written consent of the Jupiter Shareholders during the period from the date of this Agreement until the Closing, each TITUS Shareholder shall cause TITUS (to the extent permitted under applicable law) to conduct its business and operations in the ordinary course of business and in accordance with the TITUS Budget and each TITUS Shareholder shall use its commercially reasonable efforts (to the extent permitted under applicable law) to preserve the properties and businesses of TITUS and its Subsidiaries and maintain the respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors and business associates of TITUS and its Subsidiaries; and in furtherance thereof, except as set forth in Schedule 5.1 of the TITUS Disclosure Schedule and unless otherwise agreed to by each of the Jupiter Shareholders, each TITUS Shareholder covenants and agrees to cause TITUS and its Subsidiaries not to:

                (a) take any action that would be reasonably likely to cause insurance coverage at presently existing levels to cease to be maintained in full force and effect;

                (b) (i) change or amend, in the case of TITUS, any of the TITUS Organizational Documents or, in the case of TITUS's Subsidiaries, their respective articles of incorporation or other comparable organizational documents other than pursuant to the TITUS Budget, (ii) issue or sell or authorize for issuance and sale any shares of their respective capital stock or issue or sell or authorize for issuance and sale any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of their capital stock or enter into any agreement obligating them to do any of the foregoing or (iii) declare, set aside or pay any dividend or other distribution in respect of the shares of capital stock of TITUS or any capital stock or other equity interests of TITUS or its Subsidiaries;

                (c) directly or indirectly, redeem, purchase or otherwise acquire any of their capital stock;

                (d) merge or consolidate with or into any other Person or engage in any business combination of any kind;

                (e) adopt or change any material accounting principles, practices or methods unless required by Japanese GAAP or US GAAP;

                (f) grant, except for increases in the ordinary and usual course of business or as required by Law, any material increase in the compensation payable by TITUS or any of its Subsidiaries to any of their directors, officers or Employees or any material increase in the amount of existing benefits under any bonus, insurance, pension or other employee benefit plan, payment or arrangement, for or with any such directors, officers or Employees;

                (g) other than any capital expenditure or commitment therefor not to exceed Yen 200,000,000, enter into or become obligated by any new material Obligation, terminate any material Obligation or amend, in any material manner, any material Obligation;

                (h) make any sale, assignment or transfer of any material tangible or intangible asset outside of the ordinary course of business in excess of Yen 200,000,000;

                (i) waive or release any material right or claim;

                (j) incur any Indebtedness or assume any obligation, other than in the ordinary course of business consistent with past practice in accordance with the TITUS Shareholders Agreement;

                (k) enter into any obligation which would be reasonably likely to cause TITUS or any of its Subsidiaries to violate any of the foregoing; and

                (l) split, combine or reclassify any of TITUS's outstanding shares of capital stock;

                5.2 CONDUCT OF JUPITER.

                Except as expressly contemplated by this Agreement or any Transaction Document, as set forth in Schedule 5.2 of the Jupiter Disclosure Schedule or with the prior written consent of each of the TITUS Shareholders during the period from the date of this Agreement until the Closing, Sumitomo and Liberty Media shall cause Jupiter (to the extent permitted under applicable law) to conduct its business and operations in the ordinary course of business and in accordance with the Jupiter Budget and each Jupiter Shareholder shall use its commercially reasonable efforts to (to the extent permitted under applicable law) preserve the properties and businesses of Jupiter and its Subsidiaries and maintain the respective existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, and business associates of Jupiter and its Subsidiaries; and in furtherance thereof, except as set forth in
Schedule 5.2 of the Jupiter Disclosure Schedule, and unless otherwise agreed to by each of the TITUS Shareholders, Sumitomo and Liberty Media shall cause Jupiter and its Subsidiaries not to:

                (a) take any action that would be reasonably likely to cause insurance coverage at presently existing levels to cease to be maintained in full force and effect;

                (b) change or amend, in the case of Jupiter, any of the Jupiter Organizational Documents or, in the case of Jupiter's Subsidiaries, their respective articles of incorporation or other comparable organizational documents other than pursuant to the Jupiter Budget;

                (c) directly or indirectly, redeem, purchase or otherwise acquire any of their capital stock;

                (d) merge or consolidate with or into any other Person or engage in any business combination of any kind;

                (e) adopt or change any material accounting principles, practices or methods unless required by Japanese GAAP or US GAAP;

                (f) grant, except for increases in the ordinary and usual course of business or as required by Law, any material increase in the compensation payable by Jupiter or any of its Subsidiaries to any of their directors, officers or Employees or any material increase in the amount of existing benefits under any bonus, insurance, pension or other employee benefit plan, payment or arrangement, for or with any such directors, officers or Employees;

                (g) other than any capital expenditure or commitment therefor not to exceed Yen 500,000,000, enter into or become obligated by any new material Obligation, terminate any material Obligation or amend, in any material manner, any material Obligation;

                (h) make any sale, assignment or transfer of any material tangible or intangible asset outside of the ordinary course of business in excess of Yen 500,000,000;

                (i) waive or release any material right or claim;

                (j) incur any Indebtedness or assume any obligation, other than in the ordinary course of business consistent with past practice;

                (k) issue any capital or stock other than Jupiter Common Stock, instruments, including options and warrants, or rights of any kind convertible into or exercisable or exchangeable for shares of capital stock of Jupiter;

                (l) split, combine or reclassify any of Jupiter's outstanding shares of capital stock; and

                (m) enter into any Obligation which would be reasonably likely to cause Jupiter or any of its Subsidiaries to violate any of the foregoing.

                5.3 ACCESS TO INFORMATION.

                (a) Each TITUS Shareholder and each Jupiter Shareholder agrees that from the date of this Agreement until the Closing Date, each party shall, use its commercially reasonable efforts to cause TITUS and Jupiter, respectively, to give to any other party and any of its authorized representatives reasonable access upon reasonable notice, to (i) the books and records and employees and other representatives of TITUS or Jupiter, as the case may be, and (ii) the facilities and properties of TITUS or Jupiter, as the case may be; provided, however, that any such access shall be conducted during regular business hours and in such a manner as not to interfere unreasonably with the operation of the business of TITUS or Jupiter, as the case may be.

                (b) After the Closing, upon reasonable notice, Jupiter will use its commercially reasonable efforts to give or cause to be given to each TITUS Shareholder and its authorized representatives, reasonable access to such information relating to TITUS and Jupiter, as is necessary for the preparation or filing of any tax return, financial statement or report or is otherwise reasonably requested; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of TITUS and Jupiter.

                5.4 CONSENTS AND APPROVALS.

                Each party hereto shall use and, where applicable, all parties hereto acting together shall use its or their commercially reasonable efforts to obtain as promptly as practicable all Consents required or advisable in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents, including but not limited to the Consents identified in Schedule 3.3 and Schedule 4.3 of the TITUS Disclosure Schedule and Jupiter Disclosure Schedule respectively.

                5.5 FILINGS.

                Promptly after the execution of this Agreement, each party shall (and each TITUS Shareholder shall cause TITUS to and each Jupiter Shareholder shall cause Jupiter to) prepare and make or cause to be made any filings, submissions and notifications under the Laws of any jurisdictions to the extent that such filings, submissions and notifications are required or advisable for the consummation of the transactions contemplated hereby, including the Share

Exchange Agreement. Subject to Laws relating to the exchange of information and existing confidentiality obligations, each of the parties hereto will furnish to the other parties and will cause TITUS or Jupiter, as appropriate, to furnish such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to such Laws and other confidentiality-based restrictions each of the parties shall give the other parties a reasonable period in which to review any such filings, submissions and notifications of such party, TITUS or Jupiter prior to filing.

                5.6 EFFORTS TO CONSUMMATE.

                In addition to the obligations set forth herein, each of the TITUS Shareholders and the Jupiter Shareholders shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the Share Exchange and the other transfers contemplated by this Agreement, as soon as reasonably practicable.

                5.7 TRANSACTION DOCUMENTS.

                The parties agree to enter into at or prior to the Closing Date the Transaction Documents to which they are a party.

                5.8 TERMINATION OF AGREEMENTS.

                Each TITUS Shareholder agrees, as to itself, to terminate all agreements between the TITUS Shareholders with respect to TITUS and each of the
Schedule 8 Agreements as of the time of the Share Exchange. Each Jupiter Shareholder agrees, as to itself, to terminate all agreements between the Jupiter Shareholders with respect to Jupiter prior to the Closing Date other than those to be entered into in connection with the transaction contemplated hereby.

                5.9 NEW JUPITER SHAREHOLDERS AGREEMENT

                Each Party agrees to execute and deliver the New Jupiter Shareholders Agreement at the Closing.

                5.10 INITIAL PUBLIC OFFERING.

                Each of the TITUS Shareholders and Jupiter Shareholders hereto agrees to the extent that the same is within its powers and rights to use its respective commercially reasonable efforts to cause the public offering of at least 10% of the issued and outstanding Jupiter Common Stock and listing of such shares on a recognized securities exchange (the "IPO").

                5.11 EMPLOYEES; MANAGEMENT.

                (a) LMC shall cause one of its Affiliates to enter into a service agreement with Lee A. Daniels at the Closing in substantially the form attached hereto as Annex G, provided that, (i) Jupiter agrees to reimburse such Affiliate of LMC for any amounts it pays thereunder, (ii) Microsoft Corp. provides an indemnity to such Affiliate of LMC for any liabilities arising thereunder in form satisfactory to LMC that provides for subrogation of Microsoft Corp. to the rights of such Affiliate of LMC under clause (i) in the event of any payments under such indemnity and (iii) LMC receives a waiver from AT&T Corporation satisfactory to LMC. Each of the TITUS Shareholders and Jupiter Shareholders agrees that it will use its commercially reasonable efforts to cause Jupiter to enter into, and will vote the Jupiter Common Stock it receives in the Share Exchange in favor of Jupiter entering into, an agreement with such Affiliate to provide for the reimbursement contemplated by clause (i) of the preceding sentence.

                (b) Each of the Jupiter Shareholders and TITUS Shareholders agrees to take the actions specified in Clause 4.8 of the New Jupiter Shareholders Agreement promptly after the Closing.

                (c) Each of the TITUS Shareholders and Jupiter Shareholders agrees that it will use its commercially reasonable efforts to cause Jupiter to grant to Lee A. Daniels in connection with the IPO options at the same time and with the same exercise prices and other terms and conditions as those on which options are granted to the other senior executives of Jupiter to acquire an aggregate number of shares of Jupiter Common Stock equal to 0.3% of the outstanding shares of Jupiter Common Stock outstanding immediately after the IPO on a fully diluted basis, and to vote the shares of Jupiter Common Stock it receives in the Share Exchange in favor of the grant of such options.

                5.12 BUSINESS PLAN.

                The parties agree that promptly after the date hereof they shall form a transition team which shall prepare a detailed set of plans for the period beginning at the Closing through to March 31, 2001 to deal with the integration of TITUS into Jupiter, including a budget specifying anticipated revenues, capital expenditures and cash requirements related thereto.

                5.13 NO SALES OF CAPITAL STOCK.

                (a) Microsoft agrees that, from the date of this Agreement and continuing to the Closing Date, it will not sell, transfer or otherwise dispose of any shares of the capital stock of TITUS owned by Microsoft to any Person other than a direct or indirect wholly owned subsidiary of Microsoft Corp. (to which it sells, transfers or disposes of all of the shares of TITUS Common Stock owned by it), or one of the other TITUS Shareholders, and that it will not make any such sale, transfer or disposition if it would be reasonably likely to adversely affect the IPO.

                (b) Itochu agrees that, from the date of this Agreement and continuing to the Closing Date, it will not sell any shares of the capital stock of TITUS owned by Itochu to any Person other than a direct or indirect wholly owned subsidiary of Itochu (to which it sells, transfers or disposes of all of the shares of TITUS Common Stock owned by it), or one of the other TITUS Shareholders, and that it will not make any such sale, transfer or disposition if it would be reasonably likely to adversely affect the IPO.

                (c) Toshiba agrees that, from the date of this Agreement and continuing to the Closing Date, it will not sell any shares of the capital stock of TITUS owned by Toshiba to any Person other than a direct or indirect wholly owned subsidiary of Toshiba (to which it sells, transfers or disposes of all of the shares of TITUS Common Stock owned by it), or one of the other TITUS Shareholders, and that it will not make any such sale, transfer or disposition if it would be reasonably likely to adversely affect the IPO.

                (d) Sumitomo agrees that, from the date of this Agreement and continuing to the Closing Date, it will not sell any shares of the capital stock of Jupiter owned by Sumitomo to any Person other than a direct or indirect wholly owned subsidiary of Sumitomo, LMC or a direct or indirect wholly owned subsidiary of LMC and that it will not make any such sale, transfer, or other disposition if it would be reasonably likely to adversely affect the IPO.

                (e) Liberty Media agrees that, from the date of this Agreement and continuing to the Closing Date, it will not sell any shares of the capital stock of Jupiter owned by Liberty Media to any Peon other than a direct or indirect wholly owned Subsidiary of LMC, Sumitomo a direct or indirect wholly owned subsidiary of Sumitomo or, after August 31, 2000, an Affiliate of Liberty Media and that it will not make any such sale, transfer or other disposition if it would be reasonably likely to adversely affect the IPO.

                (f) If any Person shall make a sale, transfer or other disposition under the terms of this Section 5.13, it agrees that it shall cause the Person making such acquisition to become a party to this Agreement and each Transaction Document to which it is or is intended to be a party and the Person making the sale, transfer or other disposition agrees to remain a party hereto.

                5.14 CONVERSION.

                The Jupiter Shareholders shall, prior to the Closing, take all actions necessary to cause the Jupiter Common Stock to be converted into non-par value stock (the "CONVERSION") and shall ensure that none of such actions shall have an adverse effect on Jupiter following the Closing.

                5.15 SHAREHOLDERS MEETINGS.

                (a) The TITUS Shareholders will cause TITUS, in accordance with applicable Law and the TITUS Organizational Documents, to take all actions necessary to permit the consummation of the Share Exchange in accordance with the terms and conditions of the Share Exchange Agreement, including convening a meeting of holders of shares of the TITUS Common Stock and of the TITUS Convertible Preferred Stock (the "TITUS SHAREHOLDERS' MEETING") as promptly as practicable after the date hereof to consider the approval of the Share Exchange Agreement. Each TITUS Shareholder agrees to vote to approve the Share Exchange Agreement at the TITUS Shareholders' Meeting and agrees not to revoke, rescind or adversely modify its approval of the Share Exchange or the Share Exchange Agreement.

                (b) The Jupiter Shareholders will cause Jupiter to take, in accordance with applicable Law and the Jupiter Organizational Documents, to take all actions necessary to permit the consummation of the Share Exchange in accordance with the terms and conditions of the Share Exchange Agreement, including convening a meeting of holders of Jupiter Common Stock (the "JUPITER SHAREHOLDERS' MEETING") as promptly as practicable after the date hereof to consider the approval of the Share Exchange Agreement. Each Jupiter Shareholder agrees to vote to approve the Share Exchange Agreement at the Jupiter Shareholders' Meeting and agrees not to revoke, rescind or adversely modify its approval of the Share Exchange or the Share Exchange Agreement.

                5.16 EXTENSIONS OF SHARE EXCHANGE AGREEMENT.

                If on the Closing Date, any condition specified in Article VI for the benefit of any party shall not have been satisfied or duly waived (by all parties entitled to rely upon the satisfaction of such condition) then each party agrees to take all actions to extend the date specified in Article 7 of the Share Exchange Agreement by five Business Days (or such shorter or longer period as the parties may agree in writing); provided that if such extension would cause such date to be a date after October 1, 2000, such date shall be deemed to be October 1, 2000.

                5.17 FURTHER ASSURANCES.

                If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall, at their own respective expense, take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

                5.18 TITUS CONVERTIBLE PREFERRED STOCK.

                Microsoft, Toshiba and Itochu agree that no shares of TITUS Convertible Preferred Stock will be issued prior to the earlier of the Closing or the termination of this Agreement.

                                   ARTICLE VI

                       CONDITIONS TO PERMIT SHARE EXCHANGE

                6.1 CONDITIONS OF MICROSOFT, SUMITOMO AND LIBERTY MEDIA.

                Subject to Sections 6.2 and 6.3, as applicable, each of Microsoft, Sumitomo, Liberty Media, Itochu and Toshiba agrees not to deliver a written notice of termination under Clause 6 of Article 10 of the Share
Exchange Agreement (i) prior to the Closing Date or (ii) on or after the Closing Date if, as of the Closing Date, (A) all of the following conditions have been satisfied or duly waived by all parties entitled to rely on the satisfaction thereof; or (B) such party, any of its Affiliates or any other party acting together or with a common purpose with any of them has breached Section 5.16.

                (a) No (i) Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or materially restricts the consummation of the transactions contemplated hereby and (ii) action or proceeding by or before any Governmental Entity shall be pending or threatened against any party or any of their respective Affiliates, associates, officers or directors seeking to prevent, delay the transactions contemplated hereby, challenging any of the material terms or provisions of this Agreement or seeking material damages or material restrictions on the future operation of Jupiter, TITUS or their Subsidiaries in connection therewith that in each case in clause
(ii) would be reasonably likely to have Material Adverse Effect on Jupiter following the Share Exchange.

                (b) All Consents required from any Governmental Entity shall have been obtained other than those that the failure to obtain would not be reasonably likely to have a Material Adverse Effect on Jupiter following the Closing.

                (c) The Conversion shall have occurred.

                6.2 CONDITIONS OF THE JUPITER SHAREHOLDERS.

                Subject to Section 6.1, each of Liberty Media and Sumitomo agrees not to deliver a written notice of termination under Clause 6 of Article 10 of the Share Exchange Agreement (i) prior to the Closing Date or (ii) on or after the Closing Date if, as of the Closing Date, (A) all of the following conditions have been satisfied or waived by the Jupiter Shareholders or (B) such party, any of its Affiliates or any other party acting together or with a common purpose with any of them has breached Section 5.16.

                (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the TITUS Shareholders made hereunder that are qualified by materiality shall be true and correct in all respects, and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of and as if made on the Closing Date, except for any representation or warranty expressly made as of an earlier date, in which case such representation or warranty shall be so true and correct, only as of such earlier date. The Jupiter Shareholders shall have received a certificate to that effect dated the Closing Date and signed on behalf of each TITUS Shareholder (in each case with respect to matters relating to it and its Affiliates) by one of their authorized officers.

                (b) AGREEMENTS. The TITUS Shareholders shall have performed and complied with in all material respects all of their agreements and covenants in this Agreement or any Transaction Document required to be performed or complied with by it at or prior to the Closing, and the Jupiter Shareholders shall have received a certificate to that effect dated the Closing Date and signed on behalf of each TITUS Shareholder (with respect to matters relating to it and its Subsidiaries) by one of their authorized officers.

                (c) TRANSACTION DOCUMENTS. Each of the Transaction Documents to be executed and delivered by any TITUS Shareholder or any Affiliate of any TITUS Shareholder at the Closing shall be so executed and delivered.

                (d) CERTAIN REPRESENTATIONS AND WARRANTIES. Each of Sections 3.10(b) and 3.23(a) shall be true and correct as of and as if made on the Closing Date.

                6.3 CONDITIONS OF THE TITUS SHAREHOLDERS.

                Subject to Section 6.1, each of Microsoft, Itochu and Toshiba agree not to deliver a written notice of termination under Clause 6 of Article 10 of be Share Exchange Agreement (i) prior to the Closing Date or (ii) on or after the Closing Date if, as of the Closing Date, (A) all of the following conditions have been satisfied or waived by the TITUS Shareholders or (B) such party, any of its Affiliates or any other party acting in concert with any of them has breached Section 5.16:

                (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Jupiter Shareholders made hereunder that are qualified by materiality shall be true and correct in all respects and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and as of and as if made on the Closing Date, and except for any representation or warranty expressly made as of an earlier date, in which case such representation or warranty shall be so true and correct, only as of such earlier date. The TITUS Shareholders shall have received a certificate to that effect dated the Closing Date and signed on behalf of each Jupiter Shareholder by one of their authorized officers.

                (b) AGREEMENTS. The Jupiter Shareholders shall have performed and complied with in all material respects all of their agreements and covenants in this Agreement or any Transaction Document required to be performed or complied with by it at or prior to the Closing, and the TITUS Shareholders shall have received a certificate to that effect dated the Closing Date and signed on behalf of each Jupiter Shareholder by one of their authorized officers.

                (c) TRANSACTION DOCUMENTS. Each of the Transaction Documents to be executed and delivered by any Jupiter Shareholder or any Affiliate of any Jupiter Shareholder at the Closing shall be so executed and delivered.

                (d) CERTAIN REPRESENTATIONS AND WARRANTIES. Each of Section 4.10(d), 4.23(a) and Section 4.26 shall be true and correct as of and as if made on the Closing Date.

                                  ARTICLE VII

                       INDEMNIFICATION AND RELATED MATTERS

                7.1 SURVIVAL.

                The parties hereto hereby agree that the representations and warranties contained in this Agreement and all claims and causes of action with respect thereto shall terminate on the six month anniversary after the Closing Date; provided that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 shall survive indefinitely and the representations and warranties set forth in Sections 3.15, 4.15 and 4.26 shall survive until the end of the applicable statute of limitations, provided that any claim made in writing prior to the end of such survival period shall not expire until such claim is finally resolved.

                7.2 INDEMNIFICATION.

                (a) Subject to the provisions of this Article VII, each TITUS Shareholder severally agrees to indemnify and hold harmless each Jupiter Shareholder and each of their respective directors, officers, employees, representatives, advisors, agents and Affiliates (the "JUPITER SHAREHOLDER INDEMNIFIED PARTIES"), from and against (i) a portion of each liability, obligation, damage, loss, deficiency, cost, tax, penalty, interest and expense (including, without limitation, reasonable accountants' and attorneys' fees) but excluding consequential damages and lost profits, including, without limitation, those arising from third-party claims (collectively, "LOSSES" and each a "LOSS") arising out of, relating to or resulting from the breach of the representations and warranties set forth in Article III hereof (other than those set forth in Sections 3.1, 3.2, 3.3 and 3.4) equal to its Fully Diluted Percentage at Closing and (ii) any and all Losses arising out, of relating to or resulting from the breach of any of its representations or warranties set forth in Sections 3.1, 3.2, 3.3 and 3.4.

                (b) Subject to the provisions of this Article VII, each Jupiter Shareholder severally agrees to indemnify and hold harmless each of the TITUS Shareholders and their respective directors, officers, employees, representatives, advisors, agents and Affiliates (the "TITUS SHAREHOLDER INDEMNIFIED PARTIES") from and against (i) 50% of each Loss arising out of, relating to or resulting from the breach of the representations or warranties contained in Article IV hereof (other than Sections 4.1, 4.2, 4.3 and 4.4), and
(ii) any and all Losses arising out of, relating to or resulting from the breach of any of its representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.4.

                7.3 LIMITATIONS ON INDEMNIFICATION.

                (a) No TITUS Shareholder shall have any liability under Section 7.2(a) unless and until the aggregate amount of Losses to the Jupiter Shareholder Indemnified Parties finally determined to arise thereunder exceeds
(Yen)3,000,000,000 (the "BASKET") (it being understood that the Basket shall apply to each TITUS Shareholder on a several basis with each TITUS Shareholder entitled to a percentage of the Basket equal to such TITUS Shareholder's Fully

Diluted Percentage at Closing) and, in such event, the TITUS Shareholders shall only be required to pay the amount of such Losses in excess of their portion of the Basket subject to the further limitations set forth in this Article VIII; provided that Losses related to breaches of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.15 shall not be subject to the Basket.

                (b) The aggregate amount that the Jupiter Shareholder Indemnified Parties shall be entitled to recover pursuant to this Article VII for any Loss or Losses shall be limited to Y35,000,000,000 (the "LIMIT") (it being understood that for liability purposes the Limit shall apply to each TITUS Shareholder on a several basis with each TITUS Shareholder entitled to a percentage of the Limit equal to such TITUS Shareholder's Fully Diluted Percentage at Closing); provided that breaches of Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7 and 3.15 shall not be subject to the Limit.

                (c) The TITUS Shareholders shall not have any liability under
Section 7.2(a) to the extent that the Losses in question arise, or are increased, as a result of any increase in rates of taxation or any change in the law or published practice of a revenue authority made after the Closing with retrospective effect.

                (d) No Jupiter Shareholder shall have any liability under
Section 7.2(b) unless and until the aggregate amount of Losses to the TITUS Shareholder Indemnified Parties finally determined to arise thereunder exceeds the Basket (it being understood that the Basket shall apply to each Jupiter Shareholder on a several basis with each entitled to 50% of the Basket) and, in such event, the Jupiter Shareholders shall only be required to pay the amount of such Losses in excess of their portion of the Basket, subject to the further limitations set forth in this Article VII; provided that Losses related to breaches of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.15 and 4.26 shall not be subject to the Basket.

                (e) The aggregate amount that the TITUS Shareholder Indemnified Parties shall be entitled to recover pursuant to this Article VIII for any Loss or Losses shall be limited to the Limit (it being understood that for liability purposes the limit shall be applied 50% to Sumitomo and 50% to Liberty Media); provided that breaches of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.15 shall not be subject to the Limit.

                (f) The Jupiter Shareholders shall not have any liability under
Section 7.2(b) to the extent that the Losses in question arise, or are increased, as a result of any increase in rates of taxation or any change in the law or published practice of a revenue authority made after the Closing with retrospective effect.

                7.4 INDEMNIFICATION PROCEDURES.

                (a) Any Person entitled to make a claim for indemnification under Section 7.2 (an "INDEMNIFIED PARTY") not involving a claim or demand by a third party, may make a claim for indemnification by giving written notice of the assertion of such claim covered by this indemnity to the Person or Persons from whom it is seeking indemnification (the "INDEMNIFYING PARTY") (it being understood that for purposes of defending actions Microsoft shall be the Indemnifying Party for the TITUS Shareholders (except if such claim is not made against

Microsoft), With respect to third-party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth below in this Section 7.4. In the event that any written claim or demand by a third party for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand (the "CLAIM NOTICE"; provided, however, that the Indemnified Party's failure to so provide such notice shall not preclude the Indemnified Party from being indemnified for such claim or demand except to the extent that such failure results in actual prejudice to the Indemnifying Party. The Indemnifying Party shall have ten (10) Business days (or such shorter period as may be necessary under the circumstances) from the personal delivery or mailing of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party whether or not it desires to assume the defense of the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party (or, if it does not elect to so assume, the Indemnified Party) in defending such claim or demand shall be deemed Losses. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to assume the defense of the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense and to settle such claim or demand. If any Indemnified Party desires to participate in any defense assumed by the Indemnifying Party, it may do so at its sole cost and expense, except that if the Indemnified Party advises that in the opinion of its outside legal counsel there are issues which raise conflicts of interest between or materially different defenses available to the Indemnifying Party and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and all reasonable fees and expenses of such counsel for the Indemnified Party shall be deemed Losses of such Indemnified Party. The Indemnifying Party shall not without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any claim or demand if such settlement of compromise provides for any material remedy adverse to the Indemnified Party other than payment of monetary damages. The Indemnified Party shall not settle a claim or demand and the Indemnifying Party shall not be liable for any Claim or demand settled without the prior written consent of the Indemnifying Party. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel, without charge, access to, during normal business hours, the relevant business records and other documents, during such hours permit them to consult with the employees of and counsel to the Indemnified Party and use its commercially reasonable efforts in the defense of all such claims or demands.

                (b) Except in the case of fraud, this Article VII shall be the exclusive remedy of the Indemnified Parties for any Losses arising out of the breaches of representations and warranties set forth in this Agreement.

                (c) Microsoft, when acting as the Indemnifying Party in connection with any relevant claim, action or demand for indemnity against the TITUS Shareholder under Section 7.2 (each a "Claim"), shall:

                        (i) take all reasonable steps to notify Toshiba and Itochu of all material developments relating thereto in as timely a manner as is reasonably practicable;

                        (ii) respond in as timely a manner as is reasonably practicable to reasonable inquiries of Toshiba and Itochu in relation to any Claim;

                        (iii) to the extent reasonably practicable, consult with Toshiba and Itochu as to any material steps to be taken in connection with any Claim; and

                        (iv) not without the prior written consent of Toshiba and Itochu, settle, compromise or offer to settle or compromise any Claim if such settlement or compromise provides for any remedy materially adverse to Toshiba or Itochu.

                If Toshiba or Itochu has received a written opinion of its outside legal counsel that there are issues which raise conflicts of interest between or materially different defenses or legal theories available to Microsoft and Toshiba or Itochu (as the case may be) in relation to any Claim, Toshiba or Itochu (as the case may be) may, at its sole cost and expense, retain counsel satisfactory to it and participate in any defense of such Claim assumed by Microsoft.

                7.5 COMPUTATION OF LOSSES.

                The amount of any Loss subject to indemnification under this
Article VII shall be calculated net of any tax benefit recognized by the Indemnified Party on account of such Loss. In the event that a tax benefit is recognized or an insurance or other third party recovery is made with respect to any Loss for which any such Person previously has been indemnified, then a refund equal to the aggregate amount of the realized tax benefit or recovery (net of all direct collection expenses, deductibles and taxes payable with respect thereto) shall be made promptly to the Indemnifying Party. To the extent any Loss is covered by insurance available to Jupiter or TITUS, Jupiter shall (with respect to claims under its policy) and shall cause TITUS to (with respect to claims under TITUS's policy) take all commercially reasonable action to recover such Loss under their respective insurance policies,

                7.6 MITIGATION OF DAMAGES.

                The parties hereto agree to mitigate all of their Losses to the extent practicable.

                                  ARTICLE VIII

                                  TERMINATION

                8.1 TERMINATION.

                This Agreement;

                (a) may be terminated at any time at or prior to the Closing Date by the written consent of all TITUS Shareholders and Jupiter Shareholders.

                (b) may be terminated at any time at or prior to the Closing Date by any TITUS Shareholder or any Jupiter Shareholder if the Closing shall not have occurred on or prior to September 30, 2000; provided that the party seeking to terminate shall not be in material breach of this Agreement at such time.

                (c) may be terminated at any time at or prior to the Closing Date by any Jupiter Shareholder, if there has been a violation or breach by any TITUS Shareholder of any agreement, representation or warranty contained in this Agreement which has rendered satisfaction of the condition set forth in either
Section 6.2(a) or 6.2(b) incapable of satisfaction.

                (d) may be terminated at any time at or prior to the Closing Date by any TITUS Shareholder, if there has been a violation or breach by any of Sumitomo or Liberty Media of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of the condition set forth in either Section 6.3(a) or 6.3(b) incapable of satisfaction.

                (e) shall terminate automatically upon the termination of the Share Exchange Agreement.

                8.2 PROCEDURE AND EFFECT OF TERMINATION.

                In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the Parties pursuant to
Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties and this Agreement shall terminate without further action by any of the parties hereto. If this Agreement is terminated pursuant to Section
8.1 hereof then each of the parties shall be relieved of their duties and obligations arising under this Agreement and the provisions of this Agreement shall have no further force or effect after the date of such termination and such termination shall be without liability to the Parties; provided, however, that no termination hereof shall relieve any party of any liability for a breach prior to termination and, provided, further, however, Sections 8.2, 9.2, 9.3, 9.6, 9.7, 9.8 and 9.11 shall remain in effect.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

                9.1 AMENDMENT AND MODIFICATION.

                This Agreement may be amended, modified or supplemented at any time by mutual written agreement of the parties. This Agreement may be amended only by an instrument in writing signed on behalf of the parties.

                9.2 EXTENSION; WAIVER.

                The party entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the other party,

(b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or
(c) waive compliance with any Obligation, covenant, agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party entitled to the benefits of such extended or waived term or provision.

                9.3 ENTIRE AGREEMENT; ASSIGNMENT.

                This Agreement:

                (a) and the Transaction Documents, when executed, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;

                (b) and the rights and obligations hereunder shall not be assigned or transferred by any party hereunder by operation of law or otherwise; and

                (c) shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                9.4 SEVERABILITY.

                The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a stable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                9.5 NOTICES.

                All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with written confirmation) or three (3) days after being mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses and fax numbers (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                (a) if to Sumitomo, to:

                        Sumitomo Corporation
                        1-2-2 Hitotsubashi
                        Chiyoda-ku, Tokyo 100-8601
                        Japan
                        Attention: Tsuguhito Aoki
                        General Manager of CATV
                        and Satellite Business Department
                        Fax: 81 3 3217 4049

                        with copies to.

                        Attention: Naoki Saito
                        Deputy General Manager
                        of Legal Department
                        Fax: 81 3 3217 5277

                (b) if to Liberty Media or LMC, to:

                        c/o Liberty Media International
                        9197 South Peoria Street
                        Englewood, Colorado 80112
                        USA
                        Telephone:+1 720 875 5400
                        Fax: +1 720 875 4983
                        Attention: Graham Hollis

                        with copies to:

                        Liberty Media International
                        9197 South Peoria Street
                        Englewood, Colorado 80112
                        USA
                        Telephone: +1 720 875 5400
                        Fax: +1 720 875 5858
                        Attention: Elisa Erickson

                        with copies to:

                        Latham & Watkins
                        99 Bishopgate
                        London, EC2M 3XF
                        United Kingdom
                        Telephone: 44(20) 7710 1000
                        Fax: 44(20) 7374 4460
                        Attention: David Miles

                (c) if to Microsoft or Microsoft Corp., to:

                        Microsoft Corporation
                        One Microsoft Way
                        Redmond, Washington 98052-6399
                        USA
                        Telephone:      (425) 936-5266
                        Fax:            (425) 936-2625
                        Attention:      Chief Financial Officer

                        with copies to:

                        Sullivan & Cromwell
                        125 Broad Street
                        New York, New York 10004
                        USA
                        Telephone:       (212) 558-4000
                        Fax:             (212) 558-3588
                        Attention:       Duncan C. McCurrach

                (d) if to Itochu to:

                        Itochu Corporation
                        5-1, Kita-Aoyama 2-chome, Minato-ku
                        Tokyo 107-80-77
                        Mr. Hiroshi Suguta,
                        Manager of CATV Business
                        FAX: 81 3 3497 4299

                        with copies to:

                        Ken Kurosu
                        Graham & James LLP
                        Akasaka Twin Tower
                        Main Tower, 111h Floor
                        17-22 Akasaka 2-chome

                        Minato-ku, Tokyo 107-0052
                        Telephone: 81 3 5570 5670
                        Fax: 81 3 5570 5455

                (e) if to Toshiba to:

                        Toshiba Corporation
                        1-1, Shibaura, 1-chome, Minato-ku, Tokyo 105-8001 Japan
                        Attention: Osami Suzuki, General Manager,
                        Media & Content Division
                        Fax: 81 3 5444 9170

                        with copies to:

                        Attention: Naoya Sakurai, Chief Specialist,
                        Legal Affairs Division
                        Fax: 81 3 5444 9214

                        Ken Kurosu
                        Graham & James LLP
                        Akasaka Twin Tower
                        Main Tower, 11th Floor
                        17-22 Akasaka 2-chome
                        Minato-ku, Tokyo 107-0052
                        Telephone: 81 3 5570 5670

                        Fax: 813 5570 5455.

                9.6 GOVERNING LAW.

                This Agreement shall be governed by and construed in accordance with the laws of Japan.

                9.7 MEDIATION; ARBITRATION.

                (a) Prior to demanding arbitration as set forth in clause (b) below, in the event of a dispute between any parties hereto with respect to the matters set forth herein (including any claim far indemnification), each party to such dispute shall use their commercially reasonable efforts to resolve such dispute. If, after 30 days from the first notification of a dispute by a party to the other parties, the parties involved in such dispute have not resolved such dispute, the most senior executive officer (Jomu) of each such party shall discuss the dispute. If they are unable to resolve such dispute within thirty days after such first 30-day period any such party may demand arbitration as described in paragraph (b) below.

                (b) Any and all disputes which are not resolved in accordance with paragraph (a) above may be requested to be resolved by arbitration conducted in Tokyo under UNCITRAL Arbitration Rules by three (3) arbitrators none of whom shall be Japanese Nationals or individuals with a demonstrable predisposition or bias in favor of or against Japan. The award shall be final and binding on the parties engaged in such arbitration. Except with respect to equitable relief (including specific performance), arbitration shall be the sole remedy of the parties hereto with respect to enforcing the provisions of this Agreement.

                9.8 PUBLICITY.

                The Jupiter Shareholders and be TITUS Shareholders will consult with each other before issuing (or before any of their Affiliates issue), and provide each other a reasonable opportunity to provide input with respect to any press release or other public statements with respect to the initial press releases or other public statements relating to the transactions contemplated by this Agreement, and shall not issue or permit any Affiliate to issue any such press release or make any such public statement prior to providing such opportunity, except as may be required by applicable law, court process or obligations pursuant to the requirement of any stock exchange upon which the securities of Jupiter Shareholders or TITUS Shareholders or their respective Affiliates are listed.

                9.9 DESCRIPTIVE HEADINGS.

                The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                9.10 COUNTERPARTS.

                This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective upon execution and delivery of either manually signed or facsimile signed signature pages.

                9.11 FEES AND EXPENSES.

                Except as otherwise provided in Article VII whether or not the transactions contemplated by this Agreement or the Transaction Documents are consummated, all legal, accounting and other costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however TITUS Shareholders shall be responsible for all stamp duty, transfer or similar taxes incurred by either party in connection with the consummation of the transactions contemplated by this Agreement.

                9.12 PARTIES IN INTEREST.

                This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                9.13 GUARANTEES.

                (a) Microsoft Corp. hereby unconditionally guarantees (as primary obligor and not as a surety only) the performance of all obligations hereunder of Microsoft.

                (b) LMC hereby unconditionally guarantees (as primary obligor and not as a surety only) the performance of all obligations hereunder of Liberty Media.

                9.14 LIBERTY MEDIA.

                All of the parties hereto shall be permitted to treat Liberty Media as one Person for all purposes hereof.

          IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

                              SUMITOMO CORPORATION

                              By: /s/ YUJI TAMURA
                                ----------------------------------------------
                                Name:  Yuji Tamura
                                Title: Managing Director  General Manager
                                       Media Business Div.

                              MICROSOFT HOLDINGS V, INC.

                              By: /s/ STEVEN A. BALLMER
                                  -------------------------------
                                  Name: Steven A. Ballmer
                                  Title: President, CEO


                              ITOCHU CORPORATION


                              By: /s/  HIROMI SUGIYAMA
                                  --------------------------------
                                  Name:  Hiromi Sugiyama
                                  Title: Attorney-in-Fact


                              TOSHIBA CORPORATION


                              By:  /s/ SUSUMU KOHYAMA
                                  --------------------------------
                                  Name:  Susumu Kohyama
                                  Title: Corporate Vice President


                              MICROSOFT CORPORATION

                              By: /s/ STEVEN A. BALLMER
                                 -------------------------------
                                 Name: Steven A. Ballmer
                                 Title: President, CEO

                                             LIBERTY MEDIA CORPORATION


                                             By:  /s/  CHARLES Y. TANABE
                                                --------------------------------
                                                Name:  Charles Y. Tanabe
                                                Title: Senior Vice President &
                                                       General Counsel

                                             LIBERTY JUPITER, INC.


                                             By:  /s/  CHARLES Y. TANABE
                                                --------------------------------
                                                Name:  Charles Y. Tanabe
                                                Title: Senior Vice President &
                                                       General Counsel

                                             LIBERTY JAPAN, INC.


                                             By:  /s/  CHARLES Y. TANABE
                                                --------------------------------
                                                Name:   Charles Y. Tanabe
                                                Title:  Senior Vice President &
                                                        General Counsel